SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007
Dear Shareholder:
     On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2007 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Wednesday, May 2, 2007, at 10:00 a.m. (EDT), at The Westin Indianapolis, 50 S. Capitol Ave., Indianapolis, IN 46204.
     We want all shareholders to be represented at the Meeting. If you vote your shares by proxy, please indicate whether you plan to attend the Meeting. Regardless of whether you plan to attend, it is important that your shares be represented, no matter how many shares you own. We encourage you to vote promptly, following the instructions on your Proxy Card.
     We look forward to seeing you at the Meeting.
/s/ Michael Ward

Michael Ward
Chairman of the Board, President
and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Jacksonville, Florida
March 30, 2007
To Our Shareholders:
          The Annual Meeting of Shareholders of CSX Corporation (the “Meeting”) will be held at The Westin Indianapolis, 50 S. Capitol Ave., Indianapolis, IN 46204, on Wednesday, May 2, 2007, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:
•	Election of twelve directors;

•	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2007;

•	Shareholder proposal regarding executive compensation;

•	Shareholder proposal regarding majority voting;

•	Shareholder proposal regarding severance agreements;

•	Shareholder proposal regarding special shareholder meetings; and

•	Such other matters as may properly come before the Meeting.
          The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) mark, sign, date, and return your Proxy Card by mail; or (b) vote by telephone or by the Internet using the instructions on your Proxy Card.
          Only shareholders of record at the close of business on March 14, 2007 will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 30, 2007.
By Order of the Board of Directors
/s/ Ellen M. Fitzsimmons

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs
and Corporate Secretary

Proxy Statement for 2007 Annual Meeting of Shareholders
About the Annual Meeting
What is the purpose of the Annual Meeting of Shareholders?
At our 2007 Annual Meeting of Shareholders (the “Meeting”), shareholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of directors, ratification of the Independent Registered Public Accounting Firm (the “Independent Auditors”) of CSX Corporation (the “Company” or “CSX”), and consideration of four shareholder proposals. In addition, management will report on the performance of the Company and respond to questions from shareholders.
Where will the Meeting be held?
The Meeting will be held on Wednesday, May 2, 2007, at 10:00 a.m. (EDT), at The Westin Indianapolis, 50 S. Capitol Ave., Indianapolis, IN 46204. The Westin Indianapolis is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.
Who is soliciting my vote?
The Board of Directors of CSX (the “Board”) is soliciting your vote for the Meeting.
What will I be voting on?
At the Meeting, shareholders will vote on:
•	Election of Directors;

•	Ratification of Ernst & Young LLP as CSX’s Independent Auditors for 2007;

•	A shareholder proposal regarding executive compensation;

•	A shareholder proposal regarding majority voting;

•	A shareholder proposal regarding severance agreements;

•	A shareholder regarding special shareholder meetings; and

•	Such other matters as may properly come before the meeting.
How many votes do I have?
You will have one vote for every share of CSX stock you owned at the close of business on March 14, 2007 (the “Record Date”).
How many votes can be cast by all shareholders?
As of the Record Date, CSX had outstanding 438,072,572 shares of stock entitled to vote. Only shareholders of record at the close of business on March 14, 2007 will be entitled to vote. Each share is entitled to one vote on each matter to be presented at the Meeting.
How many shares must be present to hold the Meeting?
The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the

Meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the Meeting will not be included in determining whether a quorum is present. As of the Record Date, 219,036,287 shares constitute a majority of the outstanding shares.
We urge you to vote by proxy even if you plan to attend the Meeting so that we will know as soon as possible that enough shares will be present for us to hold the Meeting.
What are the voting procedures?
Election of Directors. The Company’s state of incorporation is Virginia. Under Virginia law and the Company’s bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. This means that the twelve nominees for election as directors who receive the greatest number of votes cast at the Meeting will be elected. In accordance with the Company’s amended Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. For more information on the procedures in these circumstances, see “Principles of Corporate Governance” below.
Other Proposals. For all other proposals, the proposal will pass if the votes cast in favor of the proposal exceed the votes cast against the proposal.
Abstentions and broker “non-votes” are not considered to be voting “for” or “against” any proposal and will have no effect on the outcome of any proposal.
How do I vote?
You can vote either in person at the Meeting or by proxy without attending the Meeting. The shares represented by a properly executed proxy will be voted as you direct.
To vote by proxy, you must do one of the following:
•	Fill out your Proxy Card, date and sign it, and return it by mail,

•	Vote by telephone using the instructions on your Proxy Card, or

•	Vote by Internet using the instructions on your Proxy Card.
If you want to vote in person at the Meeting, and you hold your CSX stock in street name (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Meeting.
Can I change my vote?
Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to the CSX Corporate Secretary, by timely receipt of a later signed proxy (including an Internet or telephone vote), or by voting in person at the Meeting.
What if I don’t vote for some of the matters listed on my Proxy Card?
If you return a signed Proxy Card without indicating your vote, your shares will be voted for the nominees for director listed on the card, for Ernst and Young LLP as Independent Auditors for 2007 and against the four shareholder proposals regarding: (i) executive compensation; (ii) majority voting; (iii) severance agreements; and (iv) special shareholder meetings.

How are votes counted?
Votes are counted by inspectors of election designated by the Corporate Secretary.
Who pays for soliciting proxies?
The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and other designated employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy.
Could other matters be decided at the Meeting?
CSX is not aware of any matters to come before the Meeting other than those set forth in the accompanying Notice and this Proxy Statement. If any other matters properly arise at the Meeting, the proxies will be voted at the discretion of the proxy holders.
What is the deadline for consideration of shareholder proposals for the 2008 Annual Meeting of Shareholders?
A shareholder who wants to submit a proposal to be included in the Proxy Statement for the 2008 Annual Meeting of Shareholders must send it to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida, 32202, so that it is received on or before December 1, 2007.
A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2008 Annual Meeting of Shareholders, pursuant to our bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 3, 2008 nor later than the close of business on February 2, 2008. The proxies named by the Board with respect to the 2008 Annual Meeting of Shareholders shall have discretionary voting authority with respect to any shareholder proposals received after February 2, 2008.
Does the Board of Directors consider director nominees recommended by shareholders?
Yes, the Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida, 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below in Item 1: Election of Directors, Committees of the Board, Governance Committee.
What happens if the Meeting is postponed or adjourned?
Your proxy will still be in effect and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy until it is voted.
Do I need a ticket to attend the Meeting?
Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.
How can I find CSX’s proxy materials and annual report on the Internet?
This Proxy Statement and the 2006 Annual Report are available on the Company’s Internet website (www.csx.com).

Item 1: Election of Directors
          Twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Votes will be cast, unless otherwise specified, for the election of the nominees named below. If, at the time of the Meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board. All of the nominees are current directors standing for re-election and all but two of the nominees (Ms. Alvarado and Mr. Halverson) were previously elected by the shareholders.
          As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.
          In the election of directors, the nominees receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. However, the Company has voluntarily adopted a policy that provides that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.
The Board of Directors recommends a vote FOR the following nominees.

Donna M. Alvarado, 58, is the founder and current President of Aguila International, a business-consulting firm. Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense, Counsel for the U.S. Senate Committee on the Judiciary Subcommittee on Immigration and Refugee Policy and Staff Member of the U.S. House of Representatives Select Committee on Narcotics Abuse and Control. Ms. Alvarado currently serves on the board of directors of Corrections Corporation of America and as a Chair of the Ohio Board of Regents. Ms. Alvarado has served as a director of CSX since September 2006.

Elizabeth E. Bailey, 68, is the John C. Hower Professor of Business and Public Policy at The Wharton School of the University of Pennsylvania. She is also a director of Altria Group, Inc. and the Teachers Insurance and Annuity Association. Dr. Bailey has been a director of CSX since November 1989.

Senator John B. Breaux, 63, is Senior Counsel with the law firm of Patton Boggs LLP. Senator Breaux joined Patton Boggs LLP upon his retirement from the United States Senate in 2005, having served since 1986. Prior to that, he spent fourteen years in the United States House of Representatives serving on the Public Works and Transportation Committee. In the Senate, he served on the Finance Committee and the Commerce Committee, where he was chair of the subcommittee on Surface Transportation. He also serves as a director of LHC Group, Inc., Senior Managing Director of the Clinton Group and Managing Director of Riverstone Holdings. Senator Breaux has been a director of CSX since May 2005.

Edward J. Kelly, III, 53, is a Vice Chairman of The PNC Financial Services Group, a bank holding company. Until March 2, 2007, he was the Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company, having been elected as Chairman in March 2003 and as President and Chief Executive Officer in March 2001. Mr. Kelly has been a director of CSX since July 2002.

Steven T. Halverson, 53, has served as the Chief Executive Officer of The Haskell Company, a design-build organization, since 1999. From 1984 until 1999, Mr. Halverson served as a Senior Vice President of M.A. Mortenson Co. In addition to his service as an executive in the architecture, engineering, and construction industries, Mr. Halverson also serves as a director for ACIG Insurance Co., the Florida Council of 100, the Jacksonville Symphony Orchestra, the Construction Industry Round Table, and the National Center for Construction Education and Research. Mr. Halverson also serves as a Trustee for the University of North Florida and as a Regent for St. John’s University. Mr. Halverson has served as a director of CSX since September 2006.

Robert D. Kunisch, 65, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Consultant to the senior management of Cendant Corporation, a global provider of consumer and business services, since January 2001. Mr. Kunisch has been a director of CSX since October 1990.

Southwood J. Morcott, 68, was the Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, until his retirement as CEO in April 1999, and as Chairman in April 2000. He is also a director of Johnson Controls, Inc. and Navistar International Corporation. Mr. Morcott has been a director of CSX since July 1990.

David M. Ratcliffe, 58, is the Chairman of the Board, President and Chief Executive Officer of Southern Company, a producer and provider of electric power, having been elected as Chairman and Chief Executive Officer in July 2004, and as President in April 2004. Prior to that, he was President and Chief Executive Officer of Georgia Power Company and Executive Vice President of Southern Company, having served as President of Georgia Power from May 1999 until January 2004. Mr. Ratcliffe also served as Chairman of the Federal Reserve Bank of Atlanta Board of Directors for 2005-2006. Mr. Ratcliffe has been a director of CSX since January 2003.

William C. Richardson, 66, is Immediate Past President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution. Dr. Richardson also has served as Co-Trustee of the W.K. Kellogg Trust. He is a director of The Bank of New York Company, Inc. and Exelon Corporation. Dr. Richardson has been a director of CSX since December 1992.

Frank S. Royal, M.D., 67, is a physician in private practice in Richmond, Virginia and a health-care expert. He is also a director of Chesapeake Corporation, Dominion Resources, Inc., Smithfield Foods, Inc., and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994.

Donald J. Shepard, 60, has been Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., a holding company of insurance and insurance-related companies, since April 2002. From 1989 until April 2002, Mr. Shepard served as President and Chief Executive Officer of AEGON USA, Inc., a subsidiary of AEGON N.V. Mr. Shepard serves as a Director (since December 2001) and as Chairman of the Board (since June 2005) of AEGON U.S. Corporation. In addition, since February 1989, Mr. Shepard has served on the Board of Directors of AEGON USA, Inc. and as Chairman of that Board from 1992 to July 1999 and from May 2000 to April 2002. He has been a member of the Executive Board of AEGON N.V. since 1992. He is also a director of Mercantile Bankshares Corporation and Mercantile-Safe Deposit & Trust Company. Mr. Shepard has been a director of CSX since January 2003.

Michael J. Ward, 56, was elected as Chairman of the Board, President and Chief Executive Officer of CSX in January 2003, and as President in July 2002. His career with a CSX predecessor railroad began in 1977. He has served CSX Transportation, Inc., the Company’s rail subsidiary, as President since November 2000 and as President and Chief Executive Officer of CSX since October 2002. He is also a director of Ashland, Inc. Mr. Ward has been a director of CSX since April 2002.
Director Independence
          The Board annually evaluates the independence of each of its directors and, acting through its Governance Committee, the performance of each of its directors. The Board has determined that eleven of the twelve nominees for election as directors are independent under the listing standards of the New York Stock Exchange (“NYSE”). In making this determination, the Board considered transactions or relationships, if any, between each director or his or her immediate family and the Company or its subsidiaries, as well as the listing standards. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director is independent.
          During its deliberations, the Board specifically considered the Company’s relationship with the Southern Company, a producer and provider of electric power. Mr. Ratcliffe, a director and a nominee, currently is the Chairman of the Board, President and Chief Executive Officer of the Southern Company. CSX Transportation, a wholly-owned subsidiary of CSX, delivers coal to generating plants operated by subsidiaries of the Southern Company. Revenue received from the Southern Company does not constitute a material part of the Company’s or Southern Company’s gross revenues.
          As a result of its review, the Board affirmatively determined, based on its understanding of any relationships or transactions, that each of the director nominees is independent, other than Mr. Ward, who is President and Chief Executive Officer (“CEO”) of CSX.
Principles of Corporate Governance
          The Board is committed to governance principles and practices that facilitate fulfilling its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the Company as employees, investors, clients, customers, vendors or in other capacities can and should expect. Key corporate governance principles observed by the Board and the Company include:
•	Nomination of a slate of directors for election to the Company’s Board that is substantially independent, as that term is defined in applicable laws and stock exchange listing standards.

•	Establishment of qualification guidelines for candidates for director and review of each director’s performance and continuing qualification for Board membership.

•	Membership of the Governance, Compensation and Audit Committees comprised solely of independent directors.

•	Authority for each Board committee to retain outside, independent advisors and consultants when appropriate.

•	Adoption of a Code of Ethics, which meets applicable rules and regulations, that covers all directors, officers and employees of CSX, including the Company’s CEO, Chief Financial Officer (“CFO”) and Controller.

•	Adoption of a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification.

•	Adoption of a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide for benefits in an amount exceeding a threshold set forth in the Policy.
          The Company amended the Corporate Governance Guidelines on February 8, 2006, incorporating a policy regarding director elections. Under the amended Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Governance Committee will evaluate the tender of the resignation, taking the best interests of CSX and its shareholders into account, and will make a recommendation to the Board. The Board will then decide whether to accept the resignation within 90 days of the certification of election.
          CSX’s Corporate Governance Guidelines, Code of Ethics, the charters of each standing committee, and policies adopted by the Board are available on the Company’s Internet website (www.csx.com). Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.
          Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com). There were no such waivers or changes in 2006.
          Shareholders who wish to communicate with the Board generally, or with a particular director, may forward correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.
          Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate directly with non-management directors may forward correspondence to Presiding Director, CSX Board of Directors, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida 32202.
Transactions with Related Persons
          CSX operates under a Code of Ethics that requires all employees, officers, and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to CSX than could be obtained from an unrelated person.
          The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. CSX has not adopted written procedures for reviewing related person transactions, but generally follows the procedures described below.
          CSX considers a “Related Person” to be: (i) any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of any class of CSX’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
          A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CSX (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).
          On an annual basis in response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer shall submit to the Corporate Secretary a description of any current or proposed Related Person Transactions. Any person nominated to stand for election as a director or appointed as a director or an executive officer shall submit the information described above in response to a Questionnaire prepared by the Corporate Secretary. Directors and executive officers are expected to notify the Corporate Secretary of any updates to the list of Related Person Transactions during the year. If Related Person Transactions are identified, those transactions are reviewed by the Audit Committee.
     The Audit Committee will evaluate Related Person Transactions based on:
•	information provided by the Board during the required annual affirmation of independence;

•	applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s officers and directors and provided to the Audit Committee; and

•	any other applicable information provided by any director or officer of the Company.
          In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee should consider whether the transaction will be a conflict of interest or give the appearance of a conflict of interest. In the case of any Related Person Transaction involving an outside director or nominee for director, the Audit Committee should also consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NYSE listing standards.
Meetings of the Board and Executive Sessions
          During 2006, there were five meetings of the Board. Each director attended 75 percent or more of the meetings of the Board and the meetings of the committees on which he or she served.
          The non-management directors meet alone in executive session at each Board meeting. Non-management directors are all those who are not Company officers. These executive sessions are chaired by a Presiding Director who is an independent director selected annually by the Governance Committee. Mr. Morcott currently serves as the Presiding Director. In addition, the independent directors have periodic special meetings without management in connection with regularly scheduled Board meetings.
          While the Company does not have a formal policy regarding director attendance at Annual Meetings of Shareholders, the Company encourages directors to attend. Every director attended the 2006 Annual Meeting of Shareholders.
Committees of the Board
          CSX has five standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Governance Committee, and the Public Affairs Committee. Each of these committees has a written charter approved by the Board, a copy of which can be found on the Company’s Internet website (www.csx.com). In addition, the Board has an Executive Committee, which is discussed below. The members of the committees are identified in the following table.

Director	Audit	Compensation	Executive	Finance	Governance	Public Affairs
Donna M. Alvarado	X			X
Elizabeth E. Bailey	X		X			Chair
John B. Breaux					X	X
Steven T. Halverson				X	X
Edward J. Kelly, III	Chair		X	X
Robert D. Kunisch	X	X
Southwood J. Morcott			X		X	X
David M. Ratcliffe			X		Chair	X
William C. Richardson	X	Chair	X
Frank S. Royal		X			X
Donald J. Shepard		X	X	Chair
Michael J. Ward			Chair
Executive Committee
          The Executive Committee meets only as needed and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has seven members, consisting of the Chairman of the Board, the chairs of each of the five substantive committees, and Mr. Morcott, the Presiding Director. The Committee did not meet in 2006.
Audit Committee
          The Audit Committee selects Independent Auditors and submits its choice to the shareholders for ratification. Its primary functions include oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, and the performance of the Independent Auditors and the Company’s internal audit function.
          Specifically, the Committee retains, appoints, oversees and approves compensation of the Company’s Independent Auditors, reviews the scope and methodology of the Independent Auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the Independent Auditors and management. The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters.
          The Audit Committee has five members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the NYSE and the Securities and Exchange Commission (“SEC”). The Committee held eight meetings in 2006.

          The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Kelly is the Committee’s financial expert and is independent pursuant to the standards promulgated by the NYSE and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.
Compensation Committee
          The primary functions of the Compensation Committee are to: (i) establish the Company’s philosophy with respect to executive compensation and benefits; (ii) periodically review the Company’s compensation practices and policies, benefit plans, and perquisites applicable to all employees and executives to ensure consistency with the Company’s compensation philosophy; (iii) assure that the Company’s benefit plans, practices, programs and policies maintained for employees and directors comply with all applicable laws; (iv) in consultation with the Board, review and approve corporate goals and objectives relevant to compensation and benefits for the CEO, and evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the CEO based on such evaluation; (v) review and recommend approval of management compensation and Company compensation plans, including benefits for key employees as determined by this Committee from time to time; (vi) establish performance objectives for certain executives, and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”); and (vii) review the Compensation Discussion and Analysis section of the Proxy Statement and, as appropriate, recommend to the Board for approval the inclusion of the Compensation Discussion and Analysis section in the Company’s Annual Report on Form 10-K and Proxy Statement. In addition, the Committee monitors the administration of certain executive and management compensation and benefit programs.
          The Compensation Committee has four members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Section 162(m) and are independent pursuant to the independence standards promulgated by the NYSE. The Committee held seven meetings in 2006. Please refer to the Compensation Discussion and Analysis section of the Proxy Statement for additional information regarding the functions and operations of the Compensation Committee.
          For additional information regarding the functions of the Compensation Committee, please see “Role of the Compensation Committee on page 19.
Finance Committee
          The Finance Committee provides general oversight and review of financial matters affecting the Company, including the monitoring of corporate debt, cash flow, and the assets and liabilities maintained by the Company and its affiliates in conjunction with employee benefit plans, including monitoring the funding and investment policies and performances of the assets. This four-member Committee held five meetings in 2006.
Governance Committee
          The Governance Committee of the Board identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualification and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Governance Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance.
          The Committee has five members and is composed solely of independent directors pursuant to the independence standards promulgated by the NYSE. The Committee held six meetings in 2006.
          The Governance Committee generally identifies nominees for directors based upon outside research and suggestions from directors and officers of the Company. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. As a group, the Board is expected to represent a broad diversity of experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. While there is not a formal list of qualifications, nominees for Board membership are expected to be prominent individuals with demonstrated leadership ability and to possess outstanding integrity, values and judgment. Nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency. The Committee uses these and other relevant criteria to evaluate potential nominees.
          Shareholders who wish to recommend a director nominee must do so in accordance with the Company’s bylaws. In general, written notice of a proposed shareholder nomination must be delivered to the Company at least 90 days but no more than 120 days prior to the first anniversary of this year’s Annual Meeting date. Nominations must be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. Such recommendations must also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns.
Public Affairs Committee
          The Public Affairs Committee reviews and makes recommendations concerning the Company’s practices and programs designed to address important public policy issues that may impact the Company, its shareholders, and the general public. This four-member Committee held four meetings during 2006.
Director Compensation
          The Board periodically, but at least once every three years, reviews and sets the compensation for non-management directors based on the recommendation of the Governance Committee. Director compensation includes both cash and stock-based components. In recommending the amount and form of director compensation, the Committee considers, among other factors, the level of compensation necessary to attract and retain qualified, independent directors. The most recent review of the compensation for non-management directors occurred in 2005 and resulted in no changes in the overall compensation structure. It is anticipated that the Governance Committee will review the compensation structure for non-management directors in 2007.
          During 2006, each non-employee director received an annual retainer of $75,000, at least 50% of which was payable in CSX stock pursuant to the CSX Corporation Stock Plan for Directors (the “Stock Plan”). The Chair of each Board committee other than the Audit Committee received an additional $10,000. The Chair of the Audit Committee received an additional $15,000, and each member of the Audit Committee also received an additional $5,000. On December 15, 2006, each non-employee director also received a grant of 5,000 shares of CSX stock, which had a market value of $180,050 (based on an average of the high and low price per share on the date of grant of $36.01) and was required to be deferred. Directors also are eligible to receive other compensation and benefits as discussed below. With the exception of participation in the CSX Directors’ Matching Gift Program (“Matching Gift Program”), Mr. Ward does not receive compensation for his services as a director.
          During 2006, each director was eligible to defer all or a portion of his or her director’s fees, including cash compensation and stock, under the CSX Directors’ Deferred Compensation Plan (the “Directors’ Plan”). Deferrals are subject to Section 409A of the Internal Revenue Code (“Section 409A”). Deferrals of director fees and other awards earned prior to 2005 are not subject to Section 409A. Those deferrals will continue to be administered in accordance with the terms of the directors’ plan in effect as of December 31, 2004.
          Cash deferrals may be credited to an unfunded account and invested in various investment choices or deferred as shares of CSX stock. The investment choices parallel the investment options offered to employees under CSX’s 401(k) plan. Stock deferrals are automatically held as outstanding shares in a rabbi trust, with dividend equivalents credited in the form of shares.

          The following table summarizes the compensation earned by each of the non-employee directors in 2006. No stock option awards were made to the directors in 2006.
Directors’ Compensation Table

					Change in Pension
	Fees Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in		Option	Incentive Plan	Deferred	All Other
	Cash[1]	Stock Awards[2]	Awards	Compensation	Compensation	Compensation[3]	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
Donna M. Alvarado	$14,172	$192,545	—	—	—	—	$206,717
Elizabeth E. Bailey	$52,500	$217,550	—	—	—	$19,530	$289,580
John B. Breaux	$37,500	$217,550	—	—	—	$232	$255,282
Steven T. Halverson	$12,500	$192,550	—	—	—	$34,000	$239,050
Edward J. Kelly, III	$57,500	$217,550	—	—	—	$52,139	$327,189
Robert D. Kunisch	$43,750	$217,550	—	—	—	$63,720	$325,020
Southwood J. Morcott	$37,500	$217,550	—	—	—	$64,517	$319,567
David M. Ratcliffe	$45,000	$217,550	—	—	—	$52,311	$314,861
William C. Richardson	$50,000	$217,550	—	—	—	$56,044	$323,594
Frank S. Royal	$40,000	$217,550	—	—	—	$62,109	$319,659
Donald J. Shepard	$47,500	$217,550	—	—	—	$50,051	$315,101

1	- Fees Earned or Paid in Cash — Includes cash retainer ($37,500) and any Chairman or Audit Committee fees earned in 2006. Ms. Alvarado and Mr. Halverson started on the Board in September 2006. Their retainers and any fees were one-third of annual amounts (4 of 12 months). Messrs. Breaux, Ratcliffe, and Shepard elected to defer 100% of their cash retainers and fees in the form of stock into the Director’s Plan. The number of shares deferred was 861, 1,047, and 1,090, respectively.

2	- Stock Awards — Includes stock retainer ($37,500) and a December Stock Grant of 5,000 shares at a stock price of $36.01, the average of the high and low of CSX’s stock on the grant date. Outstanding equity awards held by each director as of December 29, 2006, are disclosed in the following table. For more information regarding security ownership, see page 46.

	Number of Shares
	Held in the	Equivalent Units
	Directors Stock	Held in the CSX	Number of
Name	Account	Stock Fund *	Stock Options
Donna M. Alvarado	5,000	—	—
Elizabeth E. Bailey	45,590	—	20,000
John B. Breaux	14,638	—	—
Steven T. Halverson	5,411	—	—
Edward J. Kelly III	29,913	—	—
Robert D. Kunisch	71,849	—	20,000
Southwood J. Morcott	60,420	—	20,000
David M. Ratcliffe	28,750	3,143	—
William C. Richardson	46,079	—	20,000
Frank S. Royal	58,478	856	20,000
Donald J. Shepard	37,228	729	—

*	Equivalent shares are based on the stock price as of December 29, 2006 .

3	- All Other Compensation — Includes discounts at The Greenbrier, a CSX-owned resort, excess liability insurance, as well as Company matches under the CSX Directors’ Matching Gift Program in the following amounts: $10,000 for Dr. Bailey; $34,000 for Mr. Halverson; $50,000 each for Messrs. Kelly, Kunisch, Morcott, Ratcliffe and Dr. Royal; $44,400 for Dr. Richardson; and $45,438 for Mr. Shepard. In addition, incremental costs associated with the administration of the CSX Director’s Charitable Gift Plan in the amount of $9,498 are included for: Dr. Bailey, Messrs. Kunisch, Morcott, Richardson, and Dr. Royal.
Stock Ownership Guidelines
          The Board has adopted Stock Ownership Guidelines to better align the interests of non-employee directors with the interests of shareholders. These guidelines require that all non-employee directors own shares of CSX. Within five years of election to the Board, a non-employee director is expected to acquire and hold an amount of CSX common stock equal in value to five times the amount of such non-employee director’s annual retainer. If the annual retainer increases, the non-employee directors will have five years from the time of the increase to acquire any additional shares needed to satisfy the guidelines. Further information on the Stock Ownership Guidelines is available on CSX’s website (www.csx.com).
Charitable Gift Plan
          All CSX directors elected before 2004 are eligible to participate in the CSX Directors’ Charitable Gift Plan (“Gift Plan”), which is partially funded by CSX-owned life insurance policies. Under the Gift Plan, if a director serves for five consecutive years, CSX will make contributions totaling $1 million on his or her behalf to charitable institutions designated by the director. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, starting at the time of the director’s death.
Matching Gift Plan and Other Benefits
          Directors also may participate in the Matching Gift Program (“Matching Gift Program”). CSX will match $2 for every $1 that a director contributes to organizations that qualify for support under guidelines established by CSX up to a maximum annual CSX contribution of $50,000 per director. Retired directors may participate through the end of their year of retirement. During 2006, 55 charitable organizations received contributions totaling $535,838 as part of the Matching Gift Program.
          CSX makes available to directors personal excess liability insurance at no expense to the directors. In addition, directors are entitled to certain discounts when visiting a CSX-owned resort. During 2006, the value of the excess liability insurance and the discounts described above varied by director but did not exceed $5,019 for any director.

Report of the Compensation Committee
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and on the discussion described below, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
William C. Richardson, Chairman
Robert D. Kunisch
Frank S. Royal, M.D.
Donald J. Shepard

COMPENSATION DISCUSSION AND ANALYSIS
          The Compensation Discussion and Analysis that follows is divided into seven categories in order to help explain CSX’s compensation policies and programs and how they are administered. These categories include:
•	Background and Philosophy of CSX’s Executive Compensation Programs;

•	Role of the Compensation Committee;

•	Competitive Comparisons;

•	Elements of CSX’s 2006 Compensation Program;

•	Other Agreements;

•	Stock Ownership Guidelines; and

•	Executive Compensation Actions Taken in 2007.
Background and Philosophy of CSX’s Executive Compensation Programs
          CSX believes that the quality, skills and dedication of its senior executive officers are critical factors affecting long-term shareholder value. As such, compensation programs are designed to:
•	attract talented, motivated, high-performing executives;

•	retain key leaders;

•	reward past performance;

•	incent future performance; and

•	align the long-term interests of executives with those of CSX’s shareholders.
          CSX uses a variety of compensation tools to achieve these goals, including base salary, short-term and long-term incentives, employee benefits, including retirement and certain post-employment benefits, and perquisites. Compensation decisions are made within the context of the following guiding principles:
•	Performance-based compensation is a central feature of the Company’s approach and, therefore, a substantial portion of executive officers’ compensation opportunity is at risk; it depends upon achievement of pre-set financial and strategic objectives.

•	Total executive compensation opportunity, including benefits, generally should be competitive with reasonable market comparisons.

•	Competitive pay packages, featuring substantial performance-based compensation, play an important role in driving shareholder value.
Background
          CSX’s commitment to disciplined pay for performance has been steadfast, and we believe that shareholder value has been improved by it. Between 2001 and 2003, the Company’s financial performance was hindered by various factors, including its own structural and operational issues, overall economic weakness, and the demand for U.S. rail freight services. As a result of the Company’s pay for performance philosophy, management bonuses were paid out at 60% of target in 2001 and 54% of target in 2002. No bonus was paid in 2003.
          In recent years, CSX has sharpened its focus and committed to dramatic improvements in operational performance and customer service. Operations, service, and financial performance began to rebound in 2004, as the Company undertook a restructuring that reduced management staff by approximately 20 percent. This restructuring also prepared the Company to meet increasing demand for railroad and intermodal services—sometimes referred to as an emerging U.S. rail renaissance. As a result of 2004 performance, management bonuses were paid out at 75% of target.
          In 2005, the Company set financial records in its primary businesses, reduced debt, improved operations, and made a significant commitment to capacity expansion and facility improvement in high- growth areas. For four months of the year in which these achievements were delivered, the Company’s operations and resources were constrained by major damage to the railroad’s Gulf Coast line and yards from Hurricane Katrina, which CSX repaired in five months. As a result of 2005 performance, management bonuses were paid out at 150% of target.
          CSX’s marked improvement continues and is being defined by substantial growth in pricing and continued strong demand for rail freight services. In 2006, the CSX team made improvements in safety and customer service, bringing a key measure of operating efficiency, the operating ratio, to below 80 percent for the first time in nearly a decade. Against this background, more than $150 million of capacity expansion and facility improvement projects were completed for high-growth areas. In 2006, CSX delivered further shareholder value by increasing dividends by 54 percent and by repurchasing $465 million of common stock. In addition, the Company implemented a 2-for-1 stock split. Share price grew by 36 percent, the highest among the Class I railroads. As a result of 2006 performance, management bonuses were paid out at 160% of target.
          CSX’s pay for performance philosophy also underlies the long-term incentive decisions of the Compensation Committee. Since 2004, CSX has not issued stock options and has changed its long-term compensation approach to focus exclusively on performance-based share units designed to reward performance over multi-year periods.
          While CSX’s shareholder approved plans allow for the use of a variety of long-term vehicles, including options and restricted stock, at this point in the Company’s business, the Committee believes the exclusive use of performance share units is appropriate. They are described in more detail on pages 23-24. In view of the Company’s performance over the past two years, which substantially exceeded pre-set goals, CSX’s long-term performance share unit payout for the 2004-2005 long-term incentive plan was 172% of the target level of shares.
          From the end of 2004 through the end of 2006, CSX’s stock price has increased approximately 75%, net cash provided by operating activities has increased by $612 million and debt levels have been reduced to approximately $6.0 billion. We believe these performance measurements reflect not only strong operations, safety, and efficiency outcomes, but also the successful record of management and its strategies.
Role of the Compensation Committee
          The Committee is specifically responsible for establishing compensation and benefits programs and plans for the Company’s senior executives, the CEO and his senior team, which includes the named executive officers in this proxy. The Committee is responsible for establishing the form, amount and mix of compensation elements, establishing and judging performance goals and achievements, and determining payouts.
          The Committee strives to maintain an effective balance between short-term and long-term business objectives, employing its understanding of the Company, the industry and the current and likely future business environment. That is the reason that even though the short-term and long-term incentive plans are both performance based, success within them depends upon attaining different, but complimentary, strategic and financial objectives. The Committee believes that when it achieves balanced approaches, management’s efforts drive strong outcomes in both the current and expected future environment.
          In establishing individual opportunities and actual payments, the Committee is guided by recommendations from the CEO on his subordinates, competitive practices, established plans and internal practices, but ultimately applies its judgment about individual executive’s actual performance and does not rely solely on guidelines or formulas, or short-term changes in business performance. Key factors affecting these determinations include:
•	performance compared to the specific or pre-established goals and objectives established for CSX and for the individual executive at the beginning of the year;

•	the nature, scope, and level of the executive’s responsibilities;

•	contribution to CSX’s performance in the area of safety;

•	contribution to CSX’s financial results;

•	effectiveness in leading CSX’s initiatives to increase customer service, productivity, people development, cash flow, and profitability;

•	contribution to CSX’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and CSX’s ethics policies; and

•	commitment to corporate citizenship.
          The Compensation Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The full text of the Compensation Committee Charter is available on CSX’s website at www.csx.com. The members of the Compensation Committee are recommended by the Governance Committee and elected by the Board annually and are all independent directors. To assist it in discharging its responsibilities, the Committee employs a variety of internal and external professional resources such as CSX human resources (“Human Resources”), legal, finance, tax, and accounting professionals. The Committee’s principal independent resource is its independent compensation consultant, which is described below.
Consulting Assistance
          The Compensation Committee retains an independent compensation consultant to provide the Committee with independent, objective analysis and professional opinions on executive compensation matters. This consultant, Semler Brossy Consulting Group, LLC (the “Consultant”), reports directly to the Chair of the Compensation Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant’s duties include the following:
•	reviewing alternative compensation tools and explaining their accounting, cash flow, tax, equity, dilution, pay for performance, and other consequences including the total cost of different combinations of compensation and benefit programs, their prevalence, and application;

•	performing due diligence to assist in the development of a comparison of peer group companies;

•	analyzing financial, stock price, and other performance data as critical inputs to recommended compensation level changes, always factoring in the business needs of CSX and the benefits to shareholders; and

•	providing the Committee with detailed analyses of the pay competitiveness relative to the peer group and the cost to CSX of any change in its compensation programs.
Competitive Comparisons
          To assist the Compensation Committee with decisions in 2006, Human Resources contracted with Towers Perrin and Mercer Human Resources Consulting to assist in gathering and analyzing market data for compensation paid for similar positions by other large companies and railroad plans.
          In making its decisions on executive compensation, the Committee reviews competitive pay and performance data on specific peer groups of U.S. railroads and competitive pay data from broad surveys of general U.S. industry. The peer group for pay and performance focuses on the other major U.S. railroads (Burlington Northern Santa Fe, Norfolk Southern, and Union Pacific). In some cases, performance data may include the Canadian railroads or broader railroad survey data. The peer group analysis always includes a view of the relative size and performance of each railroad.
          The general industry comparisons are to service companies of similar size and market capitalization to CSX. The Consultant prepares or reviews in detail all competitive data for the Committee.
Elements of CSX’s 2006 Compensation Program
          The Compensation Committee made its decisions concerning the specific compensation elements and total compensation paid or awarded to CSX’s named executive officers within the framework discussed below and after consultation with the Consultant.

          The total compensation plan for the named executive officers during 2006 consisted of the following key elements:
•	base salary;

•	annual incentives;

•	long-term incentives;

•	perquisites;

•	retirement/post-employment compensation; and

•	health and welfare benefits.
          The objective is to provide total pay opportunities that are competitive with those provided by peer companies in the railroad industry and general industry, with actual payment dependent upon results. In its efforts to achieve this objective, the Compensation Committee considers the appropriate balance between incentives for short-term and long-term performance and compensation paid to the executives’ peers. The Committee also considers the competitiveness of indirect compensation (pension and other benefits and perquisites). In all cases, the Committee based its specific decisions and judgments on whether each individual payment or award would provide an appropriate incentive and reward for individual performance that sustains and enhances long-term shareholder value.
Base Salary
          The Compensation Committee determines a salary for each named executive officer based on its assessment of the individual’s experience and abilities. Salary increases are based on performance and contribution to CSX’s performance. Base salaries are targeted at approximately the median of salaries paid for similar positions by the comparison companies. Generally, base salary is designed to target approximately 15-25% of the named executive officers’ targeted total direct compensation, which reflects CSX’s philosophy that a substantial portion of the total compensation should be at risk and consist of performance-based cash and equity incentives that link to CSX’s financial and non-financial results. Base salary may represent a larger or smaller percentage of total compensation if actual performance under the incentive plans discussed below exceeds or falls short of performance targets.
          Mr. Ward presented management’s 2006 salary recommendations for the named executive officers other than himself to the Compensation Committee in February 2006, and the Committee made the final decision, with input from the Consultant. Mr. Ward did not participate in developing the proposal for his salary nor was he present during the Committee’s consideration of his compensation. The Compensation Committee has generally reviewed base salaries and made adjustments, if any, annually. Going forward, the Compensation Committee plans to conduct this salary review every other year for named executive officers.
          In a joint meeting on February 7, 2006, the Compensation Committee and Governance Committee reviewed Mr. Ward’s performance for 2005. Based on this review, the directors determined that Mr. Ward had accomplished or exceeded the vast majority of his personal goals for 2005. On this same date, the Compensation Committee considered the information from the joint meeting and approved an increase in Mr. Ward’s salary from $975,000 to $1,000,000, or approximately 2.6%.
          The salary increases approved by the Compensation Committee for the other named executive officers ranged from 4.3% to approximately 6%. All salary increases became effective on March 1, 2006. As a result of these increases, base salaries for the named executive officers generally remained competitive with the median salaries of the comparison companies.
Annual Incentives
          Annual incentives for CSX’s senior executive officers, including all of the named executive officers described in this Proxy Statement, are covered by the shareholder approved Senior Executive Incentive Plan (“SEIP”). This plan provides a vehicle for annual incentives to be paid to the Company’s named executive officers while preserving the company’s tax deduction under Section 162(m). Under this shareholder approved plan, an amount equal to the lesser of: (i) 0.3% of operating income for the CEO and 0.2% of operating income for each other named executive officer or (ii) $3,000,000, which is the maximum annual incentive amount payable under the plan for that year’s performance. The Compensation Committee may adjust this amount downward in its sole discretion. In practice, the Compensation Committee has exercised this allowable downward discretion by reference to the methodology and performance achievement under the broad Management Incentive Compensation Plan (“MICP”).
          Each named executive officer has a target annual incentive expressed as a percent of base salary earned during the year, which represents a competitive bonus opportunity and is the starting point for each year’s decision. (The target as a percent of salary for the named executive officers in 2006 was 120% for Mr. Ward, 90% for Messrs. Munoz, Gooden and Ingram, and 80% for Ms. Fitzsimmons.)
          The Committee then reviews the Company’s performance for that year against the pre-established performance goals for the Company for that year, as reflected in the MICP performance formula, and sets an overall bonus pool payout level generally ranging from no payout to a maximum of 160%. In 2006, the overall MICP bonus pool payout level was 160%. However, due to adjustments based on individual performance, some payouts for named executive officers exceeded 160% of target. Performance factors include: (i) CSX performance based on financial or strategic objectives (including earnings per share, CSX’s operating ratio, operating income and cash available to CSX, and the performance of CSX’s subsidiaries); and (ii) an executive’s individual performance.
          In February 2007, Mr. Ward presented the 2006 annual incentive award recommendations for the named executive officers, other than himself, to the Compensation Committee, based on an assessment of individual performance and the overall payout percentage earned under the MICP performance formula. Mr. Ward did not participate in developing the recommendation for his award nor was he present during the Compensation Committee’s consideration of his award. The Compensation Committee, with input from the Consultant, then recommended, and the Board approved, in a non-management executive session (a Board meeting excluding Mr. Ward), the amount of the named executive officers’ bonus awards.
          Performance goals and objectives that had been established by the Compensation Committee were substantially exceeded in 2006, and were highlighted by a 26% increase in operating income and a 31% increase in earnings per share compared to 2005. The actual payout for the named executive officers was substantially less than the maximum available to each individual under the SEIP and ranged from 156% to 176% of the target award percent of salary. The payout is reported as 2006 “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.
Long-Term Incentives
          The use of performance-based compensation is intended to enhance the linkage of executive compensation to the creation of shareholder value by providing incentives based on performance linked to measures that are believed to drive long-term shareholder value. Long-term incentive compensation opportunities are targeted to be competitive with comparison companies’ opportunities and are intended to reward performance over a multi-year period. Long-term incentive awards are granted in the form of performance share units, which rise or fall in value along with shares of CSX common stock.
          The long-term incentive opportunities are designed to emphasize performance that is substantially within management’s direct control, while also linking the payout’s value to share price by paying in CSX common stock. In 2005, the Compensation Committee reviewed a number of key financial measures for potential use as a performance target under the long-term incentive plans—including free cash flow, which was the measure that drove the 2004-2005 Long-term Incentive Plan. The Committee assessed the success of the 2004-2005 Plan and concluded that the measure at the center of the program, free cash flow, was well communicated and supported a number of financial and organizational development objectives.
          At this time, the Compensation Committee believes operating ratio to be a key performance measure for CSX. Operating ratio is defined as annual Surface Transportation operating expenses divided by Surface Transportation revenue of CSX’s rail and intermodal businesses. The Compensation Committee determined that the key objectives of the focus on cash flow generation had been achieved and needed less emphasis to be maintained, but that a strong focus on CSX’s operating ratio would be an appropriate driver of shareholder value and performance going forward. Thus, the Committee selected operating ratio as the performance target for the next two cycles. The decision was based on a full consideration of: (a) the ability of the various financial measures to impact shareholder value; and (b) the ability of participants to see a direct link between their work and the chosen measure.
          In selecting a performance measure, the Compensation Committee was guided by the following principles: (i) the need for alignment with shareholder interest, (ii) the ability for covered employees to comprehend and take action, and (iii) the ability to be communicated in a way that incents appropriate employee action. The Company has found that, over the last 15 years, operating ratio has had a very high correlation to Company stock price. Finally, to maximize the ability of CSX’s network to meet increasing transportation demand, CSX needs to use resources as efficiently as possible. Accordingly, the measure was seen as supporting service improvement and resource utilization.
          In 2006, the Compensation Committee decided to continue its performance-based long-term incentive compensation program (“LTIP”) and to transition it from two-year cycles with an every-other-year grant to three-year cycles with annual grants. This transition was accomplished by making two grants in May 2006, one with an opportunity to earn shares based on 2006-2007 performance, and one with an opportunity to earn shares based on 2006-2008 performance. Beginning in 2007 and each year thereafter, CSX plans to initiate a new LTIP per year with each plan based on a 3-year performance cycle. Thus, beginning in 2008, an incentive payout opportunity will be available annually based upon a 3-year performance cycle.
          The measure of achievement of the pre-established operating ratio and other financial and non-financial targets will be determined based on the final year of the cycle, based on goals established by the Compensation Committee. Operating ratio is adjusted by excluding non-recurring items that are disclosed in the financial statements. Since the price of oil has a significant impact on operating ratio, the operating ratio targets factor in the average cost of oil per barrel.
          In May 2006, management presented its recommendation to the Compensation Committee regarding the target number of performance share units to be issued to each eligible employee, including the named executive officers. The LTIP provides for the grant of performance share units, as approved by the Compensation Committee for each designated band level, which is based on an employee’s job position, responsibilities, accountability and the potential to affect CSX’s financial results. Over 600 CSX employees, including the named executive officers, were eligible to receive grants of performance share units in 2006. The Compensation Committee approved the performance share units on May 2, 2006, conditioned upon shareholder re-approval of the CSX Omnibus Incentive Plan (“Omnibus Plan”), which occurred on May 3, 2006. The grant was then made on May 4, 2006, and expensed pursuant to Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123(R)”) at the grant date fair value of $36.88. The number of performance share units granted under the 2006-2007 LTIP grant takes into account the fact that our prior LTIP practice was to grant awards only every two years. For more information on the LTIP grants, see the Outstanding Equity Awards Table on page 31.
          The range of payouts in performance share units under the LTIP, if any, will depend on the actual level of operating ratio achieved for fiscal 2007 for the 2006-2007 LTIP grant and for fiscal 2008 for the 2006-2008 LTIP grant. Thus, depending on the achievement of pre-established performance targets, payouts of performance share units at the end of the performance cycle can range from 0% to 200% of the performance share units granted and will be paid in shares of CSX common stock.
          The awards to named executive officers are further subject to adjustments based on the achievement of pre-established earnings per share targets (excluding non-recurring items) that can produce up to a 20% increase or decrease in the payout generated by the operating ratio measure. The Compensation Committee also has discretion to reduce awards by up to 30% based on its assessment of management’s achievement of established strategic goals, including safety, corporate responsibility and pre-established operating goals. Awards are also subject to forfeiture if an employee’s employment terminates before payout for any reason other than death, disability, or retirement. If employment terminates due to death, disability, or retirement, participants receive a prorated portion of any payout based on the time period they were an active participant in the plans.

          Restricted Stock
          From time to time, the Compensation Committee may award shares of restricted stock. Generally, CSX makes such awards in connection with attracting and, through the use of multi-year vesting schedules, retaining certain executive officers. CSX did not make any restricted stock awards to any of the named executive officers in 2006.
Perquisites
          In 2006, approximately 40 members of senior management, including the named executive officers, were also provided an annual perquisite allowance of $15,000. Additionally, approximately 165 members of senior management, including the named executive officers, were eligible to receive discounts of up to $10,000 at The Greenbrier, a CSX-owned resort. Financial planning services, excess liability insurance and annual physicals were made available to the named executive officers and were valued at approximately $14,000 for each named executive officer.
          For security reasons, Mr. Ward is required to travel by Company aircraft at all times, and a home security system is provided to him. For 2006, Mr. Ward’s Company-mandated aircraft usage was $61,084. All other executive team members are entitled to occasional private air travel and, other than Mr. Ward, the maximum incremental cost to CSX for any one named executive officer in 2006 was $11,987.
Nonqualified Deferred Compensation Plans
          CSX maintains nonqualified deferred compensation plans, in compliance with Section 409A, for the benefit of its executives and certain other employees. The types of compensation eligible for deferral include base salary, short-term incentive compensation, and LTIP awards. The interest earned on these deferrals is at market rates for all of the named executive officers.
          The purpose of the nonqualified deferred compensation plan is to provide executives with the opportunity to defer:
•	a portion of their compensation in excess of qualified plan limits;

•	additional compensation to allow them to receive the full company matching contribution of 3% of base salary available under the 401(k) plan to other employees;

•	compensation until retirement or other specified date or period;

•	income tax liability on compensation until distribution; and

•	pre-tax gains, if any, on deferred compensation based on benchmark investments similar to those available to all employees under the 401(k) plan.
          Cash deferrals are hypothetically invested as elected by the participant among the investment funds or benchmarks that are available under the 401(k) plan. Stock deferrals are automatically held as outstanding shares in a rabbi trust. Dividend equivalents are either credited in the form of shares, or received as cash in connection with stock deferrals made prior to 2005. For stock deferrals made in 2005, or any time thereafter, dividend equivalents are credited in the form of shares.
          Beginning with deferrals made on or after January 1, 2005, distribution of deferred amounts plus earnings to participants who are “key employees” will not be made for at least six months following separation from service for those who elected a distribution at separation. Key employees are generally the highest paid 50 officers.
Retirement / Post-Employment Compensation
          Retirement Benefits
          CSX’s retirement benefits consist of two components: a defined benefit pension plan and a 401(k) plan. CSX also sponsors a post retirement health and welfare plan for employees hired before January 1, 2003.

          The two retirement income components described above are provided to the named executive officers under the following plans, which are described on pages 34-37:
•	CSX Pension Plan (the “Qualified Plan”);

•	Special Retirement Plan for CSX Corporation and Affiliated Corporations (the “Special Retirement Plan”);

•	The Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies (“CSXtra”); and

•	The Executive Deferred Compensation Plan (“EDCP”).
          CSX generally calculates pension benefits based on the named executive officer’s base salary, annual bonus, and CSX’s matching 401(k) contributions. However, the matching contributions are not included in the pension benefit calculations for Messrs. Ward and Gooden, because they are eligible for certain other benefits under the Special Retirement Plan. Because the Internal Revenue Code (the “Code”) limits annual benefits under tax-qualified pension plans to $175,000 in 2006, and also limits the maximum compensation that can be used to determine benefits to $220,000 in 2006, CSX uses a nonqualified plan, the Special Retirement Plan, to achieve the targeted retirement income. Under the Special Retirement Plan, Messrs. Ward and Gooden were designated to receive credit for additional years of service. Effective in 2007, Mr. Ward voluntarily relinquished the right to any future additional service accruals. Mr. Gooden has achieved the maximum additional service cap.
          For employees hired before January 1, 2003, pension income is generally provided pursuant to a traditional final average pay pension formula. This means that pension benefits (annuity commencing at age 65) are based on the average monthly earnings for a participant’s highest 60 consecutive-month compensation period multiplied by 1.5%, which is then multiplied by years of employment service and reduced by a percentage of railroad retirement or social security benefits, as applicable. For employees hired on or after January 1, 2003, pension income is generally provided pursuant to a cash balance formula. This change was made to follow evolving market practices, increase benefit portability, and reduce plan administration cost as well as overall future benefit costs. Mr. Ingram, although hired after January 1, 2003, is eligible to receive benefits under the traditional final average pay formula in accordance with the terms of his employment agreement. However, the pension benefits that Mr. Ingram will receive under CSX’s pension plans will be reduced by pension benefit amounts received from his prior employer, as well as any monthly benefits payable under the cash balance formula.
          The Qualified Plan also provides for additional benefits in cases where an employee is transferred between railroad employment (covered by Railroad Retirement Benefits) and nonrailroad employment (covered by Social Security Benefits). This transfer benefit is meant to make up for the employee leaving the Railroad Retirement program with its higher benefits and moving to the Social Security program with its lower benefits. Messrs. Ward and Gooden are entitled to a transfer benefit under the Qualified Plan.
          All CSX non-union employees may contribute to the Company-wide CSXtra Plan, which is a traditional qualified 401(k) plan. Participants may contribute on a pre-tax and post-tax basis and receive Company matching contributions. If a named executive officer is precluded from making the maximum pre-tax contributions as a result of Code limits, additional compensation may be deferred under the EDCP to provide the Company maximum matching contribution of 50% on an employee contribution of up to 6% of base salary.
          Other Post-Employment Compensation
          With the exceptions discussed in the “Post-Termination and Change in Control Payments” section, the Company does not generally provide for any special termination of employment payments or benefits that favor the named executive officers in scope, terms or operation. Rather, payments are generally available to all salaried employees pursuant to the terms of the pension, 401(k), and the nonqualified deferred compensation programs, as well as any stock-based plans in the amounts and under the terms discussed herein.

          Change in Control Payments
          CSX has entered into change in control agreements (“Employment Agreements”) with each of the named executive officers. These agreements are designed to assist with recruiting and retaining executive level talent, and to provide continuity of management in the event of a change in control of CSX. CSX also has a goal of ensuring management objectivity in the face of a potential transaction and believes this program accomplishes that goal. Overall, CSX views this program as a key element of a competitive executive compensation program, and has designed the provisions to be in line with market practice.
          Upon consummation of a transaction resulting in a change in control, each Employment Agreement provides for a minimum term of employment, and sets forth the specific terms of employment, including annual and incentive compensation, participation in employee pension benefit and welfare plans, fringe and other benefits. The Agreements generally provide for severance compensation when an executive’s employment is terminated following a change in control. Certain executives, including each of the named executive officers, have the ability to voluntarily terminate their employment for certain limited time periods, and to receive the related benefits if a change in control occurs.
          Under the terms of the Omnibus Plan, participants (including the named executive officers) are also entitled to full and immediate vesting of their LTIP grants, restricted stock and stock options upon a change in control.
          A detailed description of the change in control program is set forth on pages 41-45 under the section entitled “Post-Termination and Change in Control Payments”.
Health and Welfare Benefits
          CSX provides health and welfare benefits to the named executive officers on the same terms available to eligible employees. This includes a variety of medical plan options from which to choose including dental benefits under a preferred provider plan. Medical and dental benefits are generally paid 80% by the Company and 20% by the employee. The Company also provides basic life insurance and accidental death and dismemberment (“AD&D”) insurance coverage to all management employees, each of which is equal to two times annual salary. Both life and AD&D benefits were capped at $1,000,000 effective January 1, 2006, but employees who already had coverage in excess of $1,000,000 retained the prior cap of $3,000,000. The Company also provides salary continuance in the event of short term disability plus long term disability (LTD) insurance, travel accident insurance, and vacation based on length of service. Under the change in control employment agreements, named executive officers are also entitled to receive certain post-employment health and welfare benefits for a limited period of time in the event that employment is terminated following a change in control.
Accounting, Tax and Dilution Considerations
          As discussed below, a significant portion of each named executive officer’s compensation is performance-based. Section 162(m) imposes a $1 million limit on the amount that CSX may deduct for compensation paid to the named executive officers. However, performance-based compensation paid under a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Compensation Committee that establishes such goals consists only of outside directors.
          The Compensation Committee and the Board have considered the Section 162(m) requirements. While the tax effect of any compensation arrangement is a key factor to be considered, the effect is evaluated by the Compensation Committee in light of CSX’s overall compensation philosophy and objectives. CSX’s compensation program for named executive officers has both objective and discretionary elements. Generally, the Compensation Committee wishes to maximize CSX’s federal income tax deductions for compensation expense and, therefore, has structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). Nonetheless, the Compensation Committee believes that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with CSX’s compensation philosophy and objectives and may be in the best interests of CSX and its shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).
          The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, CSX’s performance and total returns to its shareholders. In developing the Company’s executive pay programs, the Compensation Committee also considers the accounting, tax and shareholder dilution costs of specific executive compensation programs, and seeks to balance the earnings, tax, and dilution impact of executive compensation plans with the attraction, retention, motivation value, and performance requirements of the plans.
Other Agreements
          From time to time, CSX enters into employment agreements with named executive officers. In general, these agreements are offered in connection with recruiting executive officers when CSX deems it necessary to provide employment security to new hires. Agreements of this type exist to provide severance pay and related benefits to Messrs. Munoz and Ingram, both of whom were recruited and hired from outside CSX within the past few years. None of the other named executive officers currently has an employment agreement with CSX.
          Additional information regarding these agreements is set forth on pages 30-31 in the “Employment Agreements” section.
Stock Ownership Guidelines
          CSX believes that, to link the interests of executive officers to those of its shareholders, it is important that executive officers hold an ownership position in CSX common stock. To achieve this linkage, CSX has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership guidelines of the comparison companies. Officers must retain 100% of net shares issued until the guidelines are achieved, and may dispose of shares held in excess of the guidelines. However, senior executives must retain 50% of new net shares issued after the guidelines are achieved until retirement or termination. All of the named executive officers currently exceed these ownership guidelines.

Position	Minimum Value
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 times base salary
Executive Compensation Actions Taken in 2007
          On February 13, 2007, the Compensation Committee approved the MICP payouts for management and the SEIP/MICP payouts for the senior executive team for 2006. On February 14, 2007, the Board, in a non-management executive session, approved the 2006 annual SEIP/MICP payout for Mr. Ward. For more information on the annual incentive payouts to the named executive officers, please refer to the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table set forth on page 28.

COMPENSATION TABLES
Summary Compensation Table
          On July 18, 2006, the Board of Directors approved a two-for-one split of CSX’s common stock. Each holder of record at the close of business on August 3, 2006 received one additional share of CSX common stock for each share of CSX common stock held on that date. All references to CSX common stock in this Proxy Statement reflect amounts of CSX common stock, as adjusted, on a post-split basis.
          The Summary Compensation Table shows the amount and type of compensation received, as well as granted, in 2006 for the CEO, the CFO, and the next three most highly-paid executive officers.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards[1]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)
Michael J. Ward Chairman, President and CEO	2006	995,833	—	$6,385,128	$529,198	$2,031,500	$3,672,230	$157,587	$13,771,476
Oscar Munoz Executive Vice President and CFO	2006	595,833	—	$2,452,611	$117,742	$836,000	$62,169	$49,226	$4,113,581
Tony L. Ingram Executive Vice President and COO CSX Transportation, Inc.	2006	520,833	—	$2,495,743	—	$825,000	$1,255,114	$54,738	$5,151,428
Clarence W. Gooden Executive Vice President and COO	2006	495,833	—	$2,443,734	$54,177	$750,000	$1,363,633	$61,086	$5,168,463
Ellen M. Fitzsimmons Senior Vice President- Law & Public Affairs and Corporate Secretary	2006	445,833	—	$2,134,571	$73,015	$571,000	$227,987	$49,060	$3,501,466

1	— Stock Awards — This column represents the 2006 FAS 123(R) expense for (i) outstanding restricted stock granted in previous years and (ii) performance share unit awards (LTIP grants) granted in 2006. The 2006 accrual for performance share units was based on an estimate of the “likely” performance achievement for expense purposes under FAS 123(R) only, and any amounts actually paid are dependent on performance achievements in 2007 and 2008 which are substantially uncertain. Since the awards are in shares, all values are based on the grant date fair value of shares which could potentially be earned at $36.88 per share. For more information, see Note 4. Stock Plans and Share-Based Compensation in the Notes to Consolidated Financial Statements in the Company’s 2006 Form 10-K, which was filed on February 15, 2007.

2	— Option Awards — This column represents the 2006 FAS 123(R) expense for outstanding stock option awards, which were last granted in 2003.

3	— Non-equity Incentive Plan Compensation — SEIP, which was paid in February 2007, was based on the 160% payout of MICP, adjusted for individual performance. For more information regarding the SEIP awards, see Annual Incentives on page 21.

4	— Change in Pension Value and Nonqualified Deferred Compensation Earnings - The values in this column reflect only changes in pension value as there are no above-market nonqualified deferred compensation earnings to report. The present value of accumulated benefits for 2006 reflects a higher discount rate of 5.75% when compared to the 5.25% discount rate applicable for 2005. This interest rate change resulted from changes in corporate bond rates and reduces the change in pension value shown in the Summary Compensation Table. There were no other changes in plan provisions or assumptions that affected the value.

5	— All Other Compensation — The values in this column include a $15,000 perquisite allowance for each named executive officer, as well as amounts for personal aircraft usage, financial planning services, health screenings, excess liability insurance, life insurance and discounts at the CSX-owned resort. Mr. Munoz also received a reimbursement of a country club cancellation fee. For Mr. Ward, this column includes, along with the items discussed above, Company-mandated aircraft usage by Mr. Ward in the amount of $61,084, as well as a Company match pursuant to the CSX Directors’ Matching Gift Program in the amount of $50,000, which is a perquisite available to Mr. Ward pursuant to his service as a director. Mr. Ward’s personal aircraft usage amount was calculated using the direct operating cost of $1,686.00 per flight hour, which was the hourly operating cost for 2006.

Grants of Plan-Based Awards Table
     The Grants of Plan-Based Awards Table is a supporting table to the Summary Compensation Table that provides additional information regarding the grants shown in the Stock Awards and Non-equity Incentive Plan Compensation columns.

									All Other
									Stock
			Estimated Possible Payouts			Estimated Future Payouts			Awards;	Grant Date
			Under Non-Equity			Under Equity Incentive			Number of	Fair Value of
			Incentive Plan Awards[3]			Plan Awards[4]			shares of	Stock and
		Date Board			Maxi-			Maxi-	stock	Option
		Approved	Threshold	Target	mum	Threshold	Target	mum	or units	Awards[5]
Name	Grant Date[1]	Plan[2]	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Michael J. Ward	May 4, 2006	May 2, 2006				39,424	246,400	591,360	—	$9,086,616
	May 4, 2006	May 2, 2006				19,712	123,200	295,680	—	$4,543,308
			$119,500	$1,195,000	$3,000,000				—	—
Oscar Munoz	May 4, 2006	May 2, 2006				14,784	92,400	221,760	—	$3,407,481
	May 4, 2006	May 2, 2006				7,392	46,200	110,880	—	$1,703,741
			$53,625	$536,250	$3,000,000				—	—
Tony L. Ingram	May 4, 2006	May 2, 2006				14,784	92,400	221,760	—	$3,407,481
	May 4, 2006	May 2, 2006				7,392	46,200	110,880	—	$1,703,741
			$46,875	$468,750	$3,000,000				—	—
Clarence W. Gooden	May 4, 2006	May 2, 2006				14,784	92,400	221,760	—	$3,407,481
	May 4, 2006	May 2, 2006				7,392	46,200	110,880	—	$1,703,741
			$44,625	$446,250	$3,000,000				—	—
Ellen M. Fitzsimmons	May 4, 2006	May 2, 2006				9,856	61,600	147,840	—	$2,271,654
	May 4, 2006	May 2, 2006				4,928	30,800	73,920	—	$1,135,827
			$35,667	$356,666	$3,000,000				—	—

1	Grant Date — Grants of performance share units were made on May 4, 2006. For each named executive officer, the grant under the 2006-2007 LTIP is listed first, followed by the grant under the 2006-2008 LTIP. Non-equity incentive plan awards are reflected in the table even though the awards for 2006 were not determined by the Compensation Committee until February 2007, after a review of individual performance based on stated goals.

2	Date Board Approved Plan — The Compensation Committee approved the grants on May 2, 2006, pending re-approval of the Omnibus Plan by the shareholders, which re-approval occurred on May 3, 2006. The grants were made effective on May 4, 2006.

3	Estimated Future Payouts Under Non-Equity Incentive Plan Awards — The amounts in the columns above reflect what the potential payments would be under the SEIP as typically administered by the Compensation Committee using the target percent of salary and performance from the MICP. The values reflect a threshold payout of 10%, a target payout of 100% and a maximum payout that cannot exceed $3 million under the shareholder approved SEIP. At the Compensation Committee’s discretion, payouts can be zero.

4	Estimated Future Payments Under Equity Incentive Plan Programs — The values in the columns above reflect the potential payouts in performance shares under the LTIP based on pre-established financial performance goals. For the named executive officers, the Company’s operating ratio and earnings per share (“EPS”) for the final year of each plan will determine a payout of performance shares which can range from 0% to 240% of the grant. The values reflect a threshold payout of 16%, a target payout of 100%. The threshold amount represents a 16% payout and a maximum payout of 240%.

5	Aggregate grant date fair value of all LTIP grants — The values in this column reflect the number of performance share units granted, which is the target number, multiplied by $36.8775 (the average of the high and low price of CSX stock on the date of grant).

          As described above in the Compensation Discussion and Analysis, the Summary Compensation Table and Grant of Plan-based Awards Table reflect that a substantial portion of the total compensation paid to each named executive officer is at risk and consists of performance-based cash and equity incentives that link each named executive officer’s pay to CSX’s financial and non-financial results.
Employment Agreements
          CSX currently has employment agreements in place with Mr. Munoz and Mr. Ingram, which were entered into in 2003 and 2004, respectively, when each joined CSX. As described above, Mr. Ward, Mr. Gooden and Ms. Fitzsimmons do not have formal employment agreements in place, but rather, along with Mr. Munoz and Mr. Ingram, have their compensation reviewed and approved annually by the Compensation Committee and are all eligible to participate in the SEIP, LTIPs and all other elements of compensation discussed in the Compensation Discussion and Analysis section.
Mr. Munoz
          Under the terms of an agreement entered into in May 2003, Mr. Munoz is employed as Executive Vice President and CFO of CSX. The agreement provides for an annual base salary of no less than $500,000. The agreement also provides for an annual target bonus of 90% of his base salary. Mr. Munoz received an initial stock option grant of 250,000 shares, which vest ratably over three years, with the first shares vesting at the end of his third year of employment, which was May 17, 2006. In addition, Mr. Munoz was granted 50,000 shares of restricted stock that vest at the rate of 10,000 shares on the first, second and third anniversary of his employment with the last 20,000 shares vesting on the fourth anniversary. Since the restricted stock award was granted, 30,000 shares have vested and 20,000 shares remain unvested. Mr. Munoz was also provided a signing bonus of $250,000, with $125,000 payable in both May 2003 and May 2004. Mr. Munoz is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of CSX.
Mr. Ingram
          Pursuant to an agreement entered into in March 2004, Mr. Ingram is employed as Executive Vice President and Chief Operating Officer of CSX Transportation. The agreement provides for an annual base salary of no less than $450,000 and an annual target bonus of 90% of his base salary. Mr. Ingram also received a $250,000 signing bonus and a 50,000 share restricted stock grant. The restricted stock vests at the rate of 10,000 shares on the first, second and third anniversary of his employment with the last 20,000 shares vesting on the fourth anniversary. Since the restricted stock award was granted, 30,000 shares have vested and 20,000 shares remain unvested. Mr. Ingram is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of CSX.
          If Mr. Ingram’s employment is terminated for any reason other than cause, he is eligible for an unfunded pension benefit under the terms of CSX’s traditional defined benefit formula. This benefit is calculated using prior credited service earned at Norfolk Southern Corporation (“NS”) and covered compensation using CSX base pay and bonus. In addition to offsets for Social Security and Railroad Retirement benefits, the amount of Mr. Ingram’s pension benefit is offset by pension benefits paid to Mr. Ingram from NS pension plans and any monthly benefits received under the cash balance benefit plan described in the narrative following the Pension Benefits Table.

Outstanding Equity Awards at Fiscal Year-End
     The table below presents information pertaining to all outstanding equity awards held by the named executive officers as of December 29, 2006, based on CSX’s closing price on December 29, 2006 of $34.43. Outstanding equity awards are comprised of the following:
▪	Stock options: Generally awarded annually by CSX prior to 2004.

▪	Restricted stock: Awarded periodically by CSX; restricted stock awards vest through continued service with CSX.

▪	LTIP awards: LTIP awards are performance-based incentive awards that are settled in shares of CSX stock; LTIP awards disclosed below include grants for both the 2006-2007 and 2006-2008 performance periods.

					Stock Awards
							Equity	Equity
							Incentive	Incentive Plan
							Plan	Awards:
							Awards:	Market or
							Number of	Payout
	Option Awards						Unearned	Value of
	Number of	Number of				Market	Shares,	Unearned
	Securities	Securities			Number of	Value of	Units or	Shares, Units
	Underlying	Underlying			Shares or Units	Shares or	Other	or Other
	Unexercised	Unexercised	Option		of Stock That	Units of Stock	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	That Have Not	Have Not	Have Not
	(#)	(#)	Price[2]	Expiration	Vested[4]	Vested[5]	Vested[6]	Vested[7]
Name	Exercisable	Unexercisable[1]	($)	Date[3]	(#)	($)	(#)	($)
Michael J. Ward	100,000	—	$28.5000	09/10/07	—	—	369,600	$12,725,328
	80,000	—	$20.4844	02/10/09	—	—
	350,000	—	$19.7975	05/17/11	—	—
	—	133,332	$19.0700	02/13/12	—	—
	6,668	533,332	$16.0725	05/07/13	—	—
Oscar Munoz	83,334	166,666	$16.0725	05/07/13	20,000	$688,600	138,600	$4,771,998
Tony L. Ingram	—	—	—	—	30,000	$1,032,900	138,600	$4,771,998
Clarence W. Gooden	27,666	—	$19.7975	05/17/11	34,000	$1,170,620	138,600	$4,771,998
	20,000	20,000	$19.0700	02/13/12	—	—
	20,000	40,000	$16.0725	05/07/13	—	—
Ellen M. Fitzsimmons	27,666	—	$19.7975	05/17/11	54,620	$1,880,567	92,400	$3,181,332
	—	20,000	$19.0700	02/13/12	—	—
	—	66,666	$16.0725	05/07/13	—	—

[1]	Number of Securities Underlying Unexercised Options — Unexercisable — Stock option awards granted prior to 1999 became exercisable in one-third increments based on the attainment of pre-determined stock prices. One year prior to the expiration date of such grant all options became exercisable. Stock option awards granted after 1998 became exercisable in annual one-thirds increments, commencing on the third anniversary of the grant date.

[2]	Option Exercise Price — The option exercise price is the average of the high and low stock price on the grant date of the stock option award. The approval date and grant date are the same for each individual stock option grant listed above.

[3]	Option Expiration Date — The stock option awards expire on the tenth anniversary of the grant date.

[4]	Number of Shares or Units of Stock That Have Not Vested — The number of shares in the column above represent the number of unvested restricted shares of stock, as of December 29, 2006, granted to the named executive officers as an incentive to remain employed by CSX. Under the terms of the restricted stock agreements, the grants are subject to partial accelerated vesting if employment with CSX terminates as a result of death, disability, termination without cause, or resignation for good reason.

Mr. Munoz - Mr. Munoz received a restricted stock grant of 50,000 shares on May 7, 2003. Since the date of grant 30,000 shares have vested. The remaining 20,000 shares will vest on May 7, 2007.

Mr. Ingram — Mr. Ingram received a restricted stock grant of 50,000 shares on March 15, 2004. Since the date of grant 30,000 shares have vested. The remaining 20,000 shares will vest on March 14, 2008.

Mr. Gooden — Mr. Gooden received a restricted stock grant of 34,000 shares on October 4, 2002. His 34,000 shares will vest on October 4, 2007.

Ms. Fitzsimmons — Ms. Fitzsimmons received restricted stock grants of 34,000 shares on October 4, 2002 and 41,240 shares on December 22, 2005. Since the date of both grants, 20,620 shares have vested. The remaining 54,620 shares will vest as follows: 34,000 shares on October 4, 2007, 10,310 shares on December 22, 2007, and 10,310 shares on December 22, 2008.

[5]	Market Value of Share or Units of Stock That Have Not Vested — The market values are based on the stock price as of December 29, 2006 of $34.43. The value can be more or less than these amounts based on the stock price at the end of the vesting period.

[6]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested — In accordance with the SEC requirements for this table, the number of shares shown in the column above represents the sum of the shares that would be payable under the 2006-2007 LTIP and 2006-2008 LTIP if the Company’s actual performance in 2006 was applied to each plan’s performance measures. The Company’s 2006 performance creates a 100% or target payout of the 2006-2007 LTIP and a 24% payout of the 2006-2008 LTIP. The SEC requires that projected payouts above threshold be shown at the next higher performance measure (target or maximum). Therefore, the number of units shown above is equal to the target payouts (100%) of the 2006-2007 LTIP and the 2006-2008 LTIP. Actual payout of awards will be based on the Company’s performance for the last year of each plan. Dividend equivalents are not paid on grants.

[7]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested — The market values are based on the closing stock price as of December 29, 2006 of $34.43. The value can be more or less than these amounts based on the stock price at the end of the performance period.

Option Exercises and Stock Vested
     The table below presents the stock options exercised by and the restricted stock that vested for each of the named executive officers during 2006.
▪	Option Awards: The value realized for the stock options exercised by the named executive officers reflects the stock price at exercise less the option’s exercise price multiplied by the number of stock options exercised.

▪	Restricted Stock Awards: The value realized for stock awards reflects CSX’s stock price on the vesting date for the number of restricted stock awards that vested during 2006. Restricted stock awards vest on the vesting date established when the award was granted. The vesting of awards is generally based on the executive’s continued service with CSX through the vesting date.

	Option Awards
	Shares		Stock Awards
	Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise[1]	($)	on Vesting[2]	($)
Michael J. Ward	769,868	$10,507,245	330,000	$8,609,700
Oscar Munoz	—	—	10,000	$368,625
Tony L. Ingram	—	—	10,000	$281,375
Clarence W. Gooden	103,600	$529,097	—	—
Ellen M. Fitzsimmons	169,568	$1,652,781	10,310	$353,375

1	— Shares Acquired on Exercise — Shares acquired by Messrs. Ward and Gooden and Ms. Fitzsimmons were not retained through the end of the year. Value realized = number of options x (sales price — grant price).

2	— Shares Acquired on Vesting — Mr. Ward’s restricted stock grant vested on February 13, 2006 when the stock price was $26.09; Mr. Munoz’s restricted stock grant vested on May 8, 2006 when the stock price was $36.8625; Mr. Ingram’s restricted stock grant vested on March 14, 2006 when the stock price was $28.1375; and Ms. Fitzsimmons’ restricted stock grant vested on December 22, 2006 when the stock price was $34.275.

Pension Benefits Table
     As reflected by the Pension Benefits Table, and as described below, CSX maintains two defined benefit plans under which the named executive officers are entitled to benefits: the CSX Pension Plan and the Special Retirement Plan for CSX Corporation and Affiliated Corporations.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Michael J. Ward	CSX Pension Plan (Qualified)	29.333	$875,936	—
	Special Retirement Plan (Nonqualified)	40.416 [1]	$10,382,436	—
Oscar Munoz	CSX Pension Plan (Qualified)	3.416	$28,329	—
	Special Retirement Plan (Nonqualified)	3.416	$121,321	—
Tony L. Ingram	CSX Pension Plan (Qualified)	2.500	$24,871	—
	Special Retirement Plan (Nonqualified)	37.000 [2]	$5,220,288	—
Clarence W. Gooden	CSX Pension Plan (Qualified)	34.833	$1,022,580	—
	Special Retirement Plan (Nonqualified)	44.000 [3]	$3,660,603	—
Ellen M. Fitzsimmons	CSX Pension Plan (Qualified)	15.083	$258,299	—
	Special Retirement Plan (Nonqualified)	15.083	$602,496	—

1	Special Retirement Plan (Nonqualified) — Mr. Ward’s credited service under the Special Retirement Plan is 40.416 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations — Additional Service Credit”); his actual years of service are 29.333 years. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $3,128,680. Note that Mr. Ward was designated for participation in the Special Retirement Plan in September 1995, eight years before he became CEO. Beginning in 2007, Mr. Ward has voluntarily given up the right to any future accruals of extra years of service under this plan. See discussion below of the Special Retirement Plan on page 36.

2	Special Retirement Plan (Nonqualified) — Mr. Ingram’s credited service under the Special Retirement Plan is 37.0 years due to the crediting of his service with his prior employer under his employment agreement; his actual years of service are 2.5 years. However, his CSX pension benefit is offset by the pension benefits he receives from his prior employer as well as any monthly amount payable from his CSX cash balance benefit. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $4,721,170. See discussion below of the Special Retirement Plan on page 36.

3	Special Retirement Plan (Nonqualified) — Mr. Gooden’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations — Additional Service Credit”), and his actual years of service are 34.833 years. Mr. Gooden will receive no additional years of service credit under this plan going forward. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $720,689. See discussion below of the Special Retirement Plan page 36.
CSX Pension Plan
          The CSX Pension Plan (the “Qualified Plan”) is a “qualified plan” under Section 401(a) of the Code that covers most of CSX’s non-union employees upon completing one year of service and attaining age 21. In general, pension benefits under the Qualified Plan accrue in two different ways: for employees who were hired before January 1, 2003, benefits accrue based on a “final average pay” formula, and for employees hired on or after January 1, 2003, benefits accrue based on a “cash balance” formula.
Final Average Pay Formula for Employees Hired Before January 1, 2003
          For employees hired before January 1, 2003, the final average pay formula provides for a benefit, expressed as a life annuity starting at age 65, equal to 1.5% of the employee’s final average pay multiplied by the employee’s years of service. This amount is then reduced by 40% of the employee’s Social Security benefits or 60% of the employee’s Railroad Retirement benefits, or both, whichever is applicable. The resulting benefit is subject to a cap imposed under Section 415 of the Code (the “Section 415 Limit”). The Section 415 Limit for 2006 is $175,000 (for a life annuity at age 65) and is subject to adjustment under the Code for future cost of living changes. Further, under the Code, the maximum amount of pay that may be taken into account for any year is limited. This limit (the “Compensation Limit”) is $220,000 for 2006 and is subject to adjustment under the Code for future cost of living changes. The pay taken into account under the final average pay formula includes base pay, non-equity incentive plan awards, and matching contributions made under CSX’s 401(k) plans, although matching contributions are disregarded for employees entitled to additional service credit under the Special Retirement Plan discussed below.
          Because Messrs. Ward and Gooden and Ms. Fitzsimmons were hired before January 1, 2003, they are covered by the final average pay formula under the Qualified Plan. As discussed below, Mr. Ingram is entitled to a pension benefit under the Special Retirement Plan pursuant to an employment agreement that is calculated based on the final average pay formula under the Qualified Plan.
Cash Balance Formula for Employees Hired on or After January 1, 2003
          Employees who become eligible to participate in the Qualified Plan on or after January 1, 2003 earn pension benefits under a cash balance formula. Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. For each month of service, an employee’s account is credited with a percentage of the employee’s pay for that month. The percentage of pay credited is determined based on the employee’s age and years of service. Because Mr. Munoz and Mr. Ingram were hired after January 1, 2003, they are covered by the cash balance formula. Mr. Munoz’s current percentage of pay credit is 4% and Mr. Ingram’s current percentage of pay credit is 5%.
          The hypothetical account earns interest credits on a monthly basis using the 10-year Treasury bond rate and the participant’s account balance as of the end of the prior month. The 10-year Treasury bond rate used for 2006 was 4.29%. Pay for purposes of the cash balance formula is defined in the same way as for the final average pay formula. The Section 415 Limit and Compensation Limit also apply in determining benefits under the cash balance formula.
          Because Mr. Munoz and Mr. Ingram were hired after January 1, 2003, they are covered by the cash balance formula.
Transfer Benefits
          The Qualified Plan also provides for the payment of additional benefits to employees who are subject to an intracompany transfer between railroad employment (covered by Railroad Retirement Benefits) and nonrailroad employment (covered by Social Security Benefits). These benefits are intended to make up for the smaller benefits (including the spousal benefit) payable under Social Security versus Railroad Retirement. Messrs. Ward and Gooden are eligible for such benefits.
Vesting
          Benefits under the Qualified Plan vest upon the earlier of completion of five years of service or attainment of age 65.

Early Retirement
          The Qualified Plan has a normal retirement age of 65. However, employees with 10 years of service may retire as early as age 55, but with a reduction from full benefits to reflect commencement of the benefit earlier than age 65. If an active participant reaches age 55 with 10 years of service, the reduction for early retirement is 1/360th of the pension benefit for each month the benefit commences prior to age 60. Messrs. Ward and Gooden have already attained age 55 with 10 years of service and thus are currently eligible to retire under the early retirement provisions of the Qualified Plan.
Form of Payment of Benefits
          Benefits under the Qualified Plan’s average final pay formula are payable in various annuity forms at retirement. Benefits under the cash balance formula may be paid upon termination of employment or retirement as a lump sum or in various annuity forms, including a 50% joint and survivor annuity (fully subsidized for married employees so that the monthly benefit is the same as if the employee elected to receive a single life annuity over the employee’s life). The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2006 Form 10-K.
Special Retirement Plan of CSX Corporation and Affiliated Corporations
          The Special Retirement Plan is a nonqualified plan that generally covers CSX executives, including the named executive officers, whose compensation exceeds a certain level, $220,000 in 2006. The benefits provided under the Special Retirement Plan that apply to one or more of the named executive officers are described below. The purpose of the Special Retirement Plan is to assist CSX in attracting and retaining key executives by allowing it to offer competitive pension benefits on the basis described below.
Make-Up Benefits
          The Special Retirement Plan provides for the payment of pension benefits that “make up” for pension benefits that would otherwise be payable under the Qualified Plan if the Section 415 Limit and the Compensation Limit, both described above, did not apply. All employees who are covered by the Qualified Plan and whose pension benefits under the Qualified Plan are limited as described above or who defer compensation under a CSX nonqualified plan are eligible for the make-up benefits.
Additional Service Credit
          The Special Retirement Plan provides for the granting of additional service credit to executives designated by the CEO or his designee where it is necessary to do so in order to provide competitive retirement benefits. Messrs. Ward and Gooden have been covered by the Special Retirement Plan’s additional service crediting provisions since September 2, 1995 and December 21, 1996, respectively. Pursuant to the Special Retirement Plan’s applicable service crediting rules, an eligible executive is credited with one additional year of service for each actual year of service worked beginning no earlier than age 45 continuing until age 65. Total service cannot exceed a maximum of 44 years, unless actual service exceeds 44 years. The additional service credit vests upon an executive’s attainment of age 55 and completion of ten years of actual service. The amount of the pension benefit payable under the Special Retirement Plan as a result of the additional service credit equals the amount of the additional pension benefit that would have been paid under the Qualified Plan had the employee been credited under the Qualified Plan with the additional years of service, not taking into account the Section 415 Limit or the Compensation Limit. Taking into account the additional crediting of service, Mr. Ward’s current total service is 40.917 years, and Mr. Gooden’s current total service is 44 years. Both Mr. Ward and Mr. Gooden are vested in their additional service credit. Mr. Ward has voluntarily given up his right to future extra service credits beginning in 2007, and Mr. Gooden is not entitled to any extra service credits, also beginning in 2007. As discussed below, Mr. Ingram is entitled to pension benefits under the Special Retirement Plan that are based on service with his prior employer.
          CSX has previously granted additional service credit to executives in accordance with the above provisions in situations where it determines it is necessary to do so in order to provide competitive retirement benefits. The additional service credits discussed above were awarded in the mid-1990’s under a plan provision that is no longer utilized for new participants.
Executive Specific Benefits
          The Special Retirement Plan allows the payment of individually negotiated nonqualified pension benefits. Pursuant to an employment agreement entered into between CSX and Mr. Ingram at the time Mr. Ingram joined CSX from Norfolk Southern Corporation (“NS”) in March 2004, CSX agreed to provide Mr. Ingram with a pension benefit under the Special Retirement Plan calculated based on the Qualified Plan’s final pay formula and Mr. Ingram’s prior service with NS and his service with CSX. This benefit is calculated using only CSX compensation and, in addition to reductions for Social Security and Railroad Retirement benefits, is reduced by pension benefits paid to Mr. Ingram from NS pension plans. Mr. Ingram’s Special Retirement Plan pension benefit may also be reduced by the benefit he receives under the Qualified Plan. No benefit is payable to Mr. Ingram under the Special Retirement Plan if he is terminated for “cause”, which is generally defined as (i) a willful and continued failure to substantially perform his duties; (ii) willful engagement in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (iii) a violation of CSX’s Code of Ethics.
          By letter agreement between CSX and Mr. Ward, Mr. Ward is generally entitled upon retirement to additional monthly payments that would, together with benefits payable under the Qualified Plan, generally equal the benefits (including spousal benefits) that Mr. Ward lost due to his transfer to nonrailroad service.
Form of Payment of Benefits; Certain Forfeiture Provisions
          Under the current terms of the Special Retirement Plan, pension benefits can be paid in the same form as under the Qualified Plan, except that Messrs. Ward and Gooden are permitted to elect to receive their Special Retirement Plan pension benefits in the form of a lump sum. Their Qualified Plan benefits under the final average pay formula are payable only in the form of an annuity. CSX anticipates that it will be amending the Special Retirement Plan’s benefit payment provisions not later than December 31, 2007 to comply with certain benefit payment rules and requirements imposed under Section 409A.
          Pension benefits under the Special Retirement Plan are subject to (i) suspension and possible forfeiture if a retired executive competes with the Company or engages in acts detrimental to the Company or (ii) forfeiture if an executive is terminated for engaging in acts detrimental to the Company.
          Under the current terms of the Special Retirement Plan, unless an employee has elected otherwise, within 45 days after a change in control, the employee is entitled to a lump sum payment equal to the actuarial present value of his or her accrued benefit under the Special Retirement Plan as of a date prior to the change in control.
          The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the Pension Benefits Table for the Special Retirement Plan are described in CSX’s 2006 Form 10-K.

Nonqualified Deferred Compensation Table
          The Nonqualified Deferred Compensation Table provides a summary of 2006 deferrals made under the Executive Deferred Compensation Plan (“EDCP”), CSX’s current executive nonqualified deferral program, as well as 2006 earnings, distributions, and year-end balances. Two types of deferrals are represented below; cash deferrals and stock deferrals. Cash deferrals include deferred portions of a named executive officer’s base salary and short-term and long-term incentive cash payments. Stock deferrals include deferred portions of compensation payable in the form of CSX common stock. We believe that such stock deferrals help assure that executives will in effect share all the risks and rewards of ownership with shareholders, but in a less liquid form since they generally cannot sell or access such deferral stock until the end of the deferral period.

	Executive			Aggregate
	Contributions	Registrant	Aggregate	Distributions
	Last Fiscal	Contributions Last	Earnings Last	Last Fiscal	Aggregate Balance
	Year	Fiscal Year	Fiscal Year [1]	Year[2]	Last Fiscal Year[3]
Name	($)	($)	($)	($)	($)
Michael J. Ward	—	—	$1,313,182	$43,703	$4,940,534
Oscar Munoz	$34,500	$11,212	$37,833	—	$715,951
Tony L. Ingram	$16,800	$8,400	$1,290,297	—	$4,800,258
Clarence W. Gooden	$15,300	$7,650	$359,400	—	$1,408,996
Ellen M. Fitzsimmons	—	—	$69,105	$2,191	$267,755

1	Aggregate Earnings Last Fiscal Year in 2006 — Earnings on cash deferrals include the total gains and losses credited in 2006 based on the hypothetical investment of those amounts in the manner described below. Earnings on stock deferrals reflect the difference between the closing stock price at the end of 2005 ($25.385) and 2006 ($34.43), plus any dividend equivalents credited in 2006.

2	Aggregate Distributions Last Fiscal Year — Distributions include any dividend equivalents credited on deferred stock balances in 2006 and that were paid out in the form of cash.

3	Aggregate Balance Last Fiscal Year — Of the aggregate balances listed in this column, the amounts attributable to deferred stock are as follows: Mr. Ward, $4,559,720; Mr. Munoz, $0; Mr. Ingram, $4,774,795; Mr. Gooden, $1,219,295; and Ms. Fitzsimmons, $228,549.
Eligible Deferrals
          Under the EDCP, participants are entitled to elect to defer (a) awards payable in cash under CSX’s incentive compensation plans (to the extent designated as being eligible for deferral), (b) up to 50% of base pay, and (c) awards payable in the form of stock (“stock awards”), such as performance share units and restricted stock granted under the Omnibus Plan or other CSX incentive plans. Participants also are entitled to matching credits based on the amount of additional matching contributions that the named executive officer would have received under CSX’s 401(k) plan assuming that certain tax code limits did not apply and contributions made under the EDCP were instead made under CSX’s 401(k) plan.
Investment of Deferred Amounts
          Stock awards that are deferred under the EDCP are automatically held as outstanding shares in a rabbi trust and are credited with dividend equivalent shares. Deferred amounts other than stock awards are, in accordance with a participant’s individual elections, treated as if they were invested among the investment funds or benchmarks available under the qualified 401(k) plan. The funds and benchmarks currently available include the stable value fund, balance fund, large cap value fund, S&P 500 Index fund, large cap growth fund, international equity fund, small cap growth fund, retirement target date funds, and a CSX Stock fund. Participants may elect to change the investment of deferred amounts, other than deferred stock awards, as of the first day of any payroll period.
Timing and Form of Benefit Payments
          EDCP participants may elect to receive payment of their deferred amounts, including earnings, upon separation from service, the attainment of a specified age, or upon the occurrence of a change in control. Participants may elect to receive payment in the form of a lump sum or in semi-annual installments over a number of years not in excess of twenty years. If a participant fails to make an election, deferred amounts are paid in lump sum one year after separation from service. With respect to amounts deferred after December 31, 2004, if payment is triggered by a separation from service and the participant is a “key employee” (for CSX, generally the highest paid 50 officers), payment will not be made until the later of six months after separation from service or the scheduled date of payment.
          A participant may apply for accelerated payment of deferred amounts in the event of certain hardships and unforeseeable emergencies. A participant also may elect to receive accelerated distribution of amounts deferred before January 1, 2005 (and earnings thereon) other than for hardship or an unforeseeable emergency, but the participant is required to forfeit a portion of the amount to be distributed. Depending on the plan under which the original deferral was made, the forfeiture may be equal to 5% or a rate equal to the mid-term applicable federal rate (4.73% as of December 31, 2006) as of the date of distribution. All benefit payments under the EDCP are paid in the form of cash, except that deferred amounts attributable to stock awards are paid in the form of CSX stock.
Post-Termination and Change in Control Payments
          The following narrative disclosure and tables provide information about CSX arrangements that pay benefits to named executive officers in connection with (i) the executive’s termination of employment with CSX or (ii) pursuant to a change in control of CSX, including upon a termination of employment following a change in control.
Termination of Employment Payments (Other than upon a Change in Control):
          The Company does not generally provide for any special termination of employment payments or benefits that favor the named executive officers in amount, terms or operation. Rather, payments are generally available to all salaried employees pursuant to the terms of CSX’s pension, 401(k), and nonqualified deferred compensation programs as well as stock-based plans in the amounts and under the terms discussed previously on pages 22-26. However, Messrs. Munoz and Ingram may be eligible for special termination of employment payments in certain circumstances. Furthermore, LTIP and restricted stock grants received by participants in the Omnibus Plan, including the named executive officers, may be subject to pro rata vesting upon the recipient’s termination of employment under certain circumstances, other than a change in control.
Employment Agreements — Messrs. Munoz and Ingram
          CSX is party to employment agreements entered into at time of employment with Messrs. Ingram and Munoz, as discussed above in the narrative accompanying the Summary Compensation Table. These agreements provide for benefits to be payable to the executives upon a termination of employment, other than during the employment period covered by the change in control employment agreements described below.
          Munoz Agreement. By letter agreement with CSX dated April 17, 2003, if Mr. Munoz is terminated by CSX (including pursuant to a “constructive termination”) for reasons other than for “cause” or “disability”, he will be entitled to the following benefits:
•	If employment is terminated between May 6, 2006 and May 6, 2008, CSX will pay Mr. Munoz a lump sum severance payment equal to two times his then current annual base salary, and any then unvested options granted to him in May 2003 will vest immediately.

•	If employment is terminated after May 6, 2008, CSX will pay Mr. Munoz a lump sum amount equal to his then current annual base salary.
          Ingram Agreement. By letter agreement dated March 15, 2004, if Mr. Ingram is terminated by CSX (including pursuant to a “constructive termination”) for reasons other than for “cause” or “disability”, or Mr. Ingram terminates employment for “good reason”, he will be entitled to the following benefits:
•	If employment is terminated between March 14, 2006 and March 14, 2009, CSX will pay Mr. Ingram a lump sum severance payment equal to two times his then current annual base salary, and any then unvested restricted stock granted at the commencement of his employment will vest immediately.

•	If employment is terminated after March 14, 2009, CSX will pay Mr. Ingram a lump sum amount equal to his then current annual base salary.
          In Messrs. Munoz’s and Ingram’s employment agreements the payment triggers are defined as follows:
•	“Cause” generally refers to (1) the executive’s willful and continued failure substantially to perform his duties; (2) any willful engagement by the executive in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (3) any violation by the executive of CSX’s Code of Ethics.

•	“Disability” is generally defined by reference to CSX’s long-term disability plan.

•	“Constructive termination” generally refers to (1) a material diminution in the executive’s duties or responsibilities or (2) a reduction in base salary, target annual bonus, other incentive opportunities, benefits or perquisites (unless peer executives suffer a comparable reduction). In Mr. Munoz’s agreement, “constructive termination” also includes the circumstance where CSX requires the executive to be based at any location other than its corporate headquarters.

•	“Good reason”, as used in Mr. Ingram’s agreement, generally refers to (1) a material diminution in the executive’s duties or responsibilities, (2) the failure by CSX to comply with the compensation provisions of the employment agreement or (3) any direction by CSX of Mr. Ingram to act in a manner that would cause a breach in his confidentiality and non-solicitation agreement with NS, his previous employer.
Pro Rata Vesting of LTIP and Restricted Stock Grants
     LTIP and restricted stock grants under the Omnibus Plan provide for pro rata vesting based on the number of months elapsed between the date of grant and the date of termination as follows:
•	LTIP Awards: Payments under the 2006-2007 LTIP and the 2006-2008 LTIP are made pro rata in the event that an award recipient’s employment terminates due to death, disability or retirement.

•	Restricted Stock: Restricted stock vests pro rata in the event of termination of employment by CSX without “cause”, by reason of death or “disability”, or by the award recipient for “good reason.” “Cause” is defined in the same manner as under the change in control employment agreements discussed below under the section “Change in Control Payments” section. “Disability” is defined by reference to the CSX long-term disability plan which covers the award recipient. “Good reason” means the termination of employment within 60 days after (1) any action resulting in a material diminution of the award recipient’s position, authority or responsibilities or (2) CSX requires the award recipient to relocate to another office location.

Change in Control Payments:
          Full and Immediate Vesting under Omnibus Plan
     The named executive officers hold awards governed by the terms of the Omnibus Plan, including stock options, restricted stock and awards of performance units under the 2006-2007 LTIP and the 2006-2008 LTIP. Upon the occurrence of one of the events specified below, (i) all grants under the 2006-2007 and 2006-2008 LTIP are considered fully earned and are immediately payable in cash, (ii) all vesting conditions applicable to restricted stock are deemed to have been met, and (iii) all outstanding stock options become immediately exercisable:
•	a change in control (generally as defined under the change in control employment agreements); or

•	termination of the executive’s employment by CSX without “cause”, or by the executive within three months after an event constituting “good reason”, following shareholder approval of a business combination constituting a change in control but before consummation of the transaction. “Cause” generally means acts of dishonesty intended to result in substantial personal enrichment at the expense of CSX or its affiliates, certain violations of management responsibilities and conviction of a felony involving moral turpitude. “Good reason” generally means a reduction in the executive’s compensation or benefits (other than certain across-the-board reductions), a diminution in title, working conditions or management responsibilities, or a change by 30 miles in the location of the executive’s employment without his or her consent.
The following chart quantifies the benefits that would be payable under the Omnibus Plan to each named executive upon the hypothetical occurrence on December 29, 2006 of an event described above.
Potential Payouts Under the Omnibus Plan Upon Change in Control

Type of Award	Michael J. Ward	Oscar Munoz	Tony L. Ingram	Clarence W. Gooden	Ellen M. Fitzsimmons
LTIP Payment (1)	$12,725,328	$4,771,998	$4,771,998	$4,771,998	$3,181,332
Restricted Stock (2)	—	$688,600	$1,032,900	$1,170,620	$1,880,567
Stock Options (Spread) (3)	$11,838,622	$3,059,571	—	$1,041,500	$1,531,021
Aggregate Payments	$24,563,950	$8,520,169	$5,804,898	$6,984,118	$6,592,920

[1]	LTIP Payment — Full LTIP payout based on 100% attainment of target levels under the 2006-2007 LTIP and the 2006-2008 LTIP, as of December 29, 2006 (and a unit value of $34.43 as of that date).

[2]	Restricted Stock — Total value of restricted stock assuming full vesting as of December 29, 2006 (and a share price of $34.43 as of that date).

[3]	Stock Options — Total value of stock option spread assuming full vesting as of December 29, 2006 (and a share price of $34.43 as of that date).
Change in Control Employment Agreements
          On December 30, 2004, CSX entered into change in control employment agreements with senior executives and managers, including each of the named executive officers. Each change in control agreement provides for salary and benefits to be continued at no less than specified levels generally for a period of up to three years after a change in control (the “Employment Period”), and for certain payments and other benefits to be paid or provided by CSX upon an executive’s termination of employment, generally within three years after a change in control. No payments have been made to any named executive officer pursuant to the change in control employment agreements described below.

          A “change in control” generally includes any of the following:
•	the acquisition of 20% or more of CSX’s outstanding common stock or the combined voting power of CSX’s outstanding voting stock;

•	a change in the majority of the Board as it was composed on the date of the change in control employment agreement, resulting from actual or threatened election contests, or through consents by or on behalf of a party of other than the Board;

•	a business combination (such as a merger, consolidation or disposition of substantially all of the assets of CSX or its principal subsidiary), excluding business combinations that will not result in a change in the equity and voting interests held in CSX, or a change in the composition of the Board, over a specified percentage; or

•	the liquidation or dissolution of CSX or its principal subsidiary.
          Benefits During the Employment Period Following a Change in Control
          During the “Employment Period”, CSX is required to:
•	pay the executive an annual base salary that is at least equal to the highest base salary payable to the executive in the 12-month period immediately preceding the Employment Period (although certain reductions in salary that are also applicable to similarly situated peer executives may be permitted);

•	provide the executive with an opportunity to earn an annual cash bonus at a minimum, target and maximum level that is not less favorable than the executive’s opportunity to earn such annual cash bonuses prior to the Employment Period (although certain reductions also applicable to similarly situated peer executives may be permitted); and

•	cause the executive to be eligible to participate in incentive, retirement, welfare and other benefit plans and to benefit from paid vacation and other policies of CSX and its affiliates, on a basis not less favorable than the benefits generally available to the executive before the Employment Period (or the benefits generally available to peer executives at any time after the beginning of the Employment Period, whichever is more favorable).
          Benefits Upon Termination Following a Change in Control
          Under the change in control employment agreements, CSX will provide severance payments and other benefits to named executive officers upon their termination of employment during the Employment Period. The amount of benefits depends on the reason for termination.
Termination Without “Cause” or Resignation for “Good Reason”; “Constructive Termination.” CSX will pay to the executive the severance benefits described below if, during the Employment Period, CSX terminates the executive’s employment other than for “cause” or “disability”, or the executive resigns for “good reason” or upon a “constructive termination.” An executive whose employment is terminated without “cause” in anticipation of a change in control is also entitled to the following benefits. Each of these payment triggers is discussed further below.
•	Cash Severance Payment — a lump sum cash payment equal to the sum of the following:
o	the executive’s (1) accrued pay and (2) “Highest Annual Bonus” (pro-rated based on the number of days worked in the calendar year). An executive’s Highest Annual Bonus is the higher of (a) the executive’s most recently established target annual bonus or (b) the highest annualized bonus amount received by the executive in the three full calendar years preceding the beginning of the Employment Period.

o	An amount equal to three times the sum of the executive’s annual base salary and the executive’s “Highest Annual Bonus.”

o	The actuarial present value of the amount that the executive would have been entitled to receive under the Qualified Plan and the Special Retirement Plan had the executive continued employment with CSX for an additional three years after the actual date of termination.
•	Medical and Other Welfare Benefits — continued medical, life and other welfare benefit plan coverage for three years after termination of employment at a level at least as favorable as the benefits provided to the executive during the Employment Period (or the benefits then generally available to peer executives, whichever is more favorable). The executive also receives credit for three additional years of service for purposes of determining eligibility for retiree medical benefits.

•	Outplacement — outplacement services at a cost to CSX not to exceed $20,000.
          The following chart quantifies the severance benefits to which each of the named executive officers would be entitled under his or her change in control employment agreement upon the hypothetical termination of employment as of December 29, 2006 following a change in control by CSX other than for “cause” or “disability” or by the executive for “good reason” or upon a “constructive termination.”
Potential Payouts Under Change of Control Agreements

Type of Payment	Michael J. Ward	Oscar Munoz	Tony L. Ingram	Clarence W. Gooden	Ellen M. Fitzsimmons
Severance [1]	$8,496,000	$4,305,939	$3,433,500	$3,665,625	$2,934,000
Pro-rata Bonus Payment [2]	$1,816,942	$828,447	$614,408	$715,942	$523,660
Retirement Benefit Increase [3]	$12,792,762	$375,009	$2,830,143	$5,181,095	$1,794,011
Welfare Benefit Values [4]	$64,093	$60,476	$22,944	$49,151	$58,573
Outplacement [5]	$20,000	$20,000	$20,000	$20,000	$20,000
Excise Tax & Gross-Up [6]	$16,013,685	$4,469,374	$4,815,910	$6,275,340	$3,782,266
Aggregate Payments	$39,203,482	$10,059,245	$11,736,905	$15,907,153	$9,112,510

[1]	Severance — Severance payment equal to three (3) times the sum of the executive’s annual base salary at the time of the termination plus the “Highest Annual Bonus.” For this purpose, “Highest Annual Bonus” is defined as the greater of the highest annual bonus paid in the three most recent calendar years or the most recently established target annual bonus.

[2]	Pro-rata Bonus Payment — The Highest Annual Bonus pro-rated for the number of days in the calendar year prior to a hypothetical termination of employment as of December 29, 2006.

[3]	Retirement Benefit Increase — Increase in actuarial present value of retirement benefits as of December 29, 2006 due to the accrual of retirement benefits for three additional years of employment upon a qualifying termination following a change in control. The total retirement benefits would be equal to: Mr. Ward ($26,323,892), Mr. Munoz ($372,009), Mr. Ingram ($8,395,065), Mr. Gooden ($11,191,775) and Ms. Fitzsimmons ($2,295,801).

[4]	Welfare Benefits Values — Estimated values associated with the continuation of medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance for three years post-termination following a change in control.

[5]	Outplacement — Executive is provided with outplacement services not to exceed $20,000.

[6]	Excise Tax and Gross-up — Gross-up covering the full cost of excise tax under Code Sections 280G and 4999. Note that this amount is highly dependent on a variety of factors, including the characterization of some compensation as earned for service with CSX or the acquirer, and thus is only theoretical. It represents a calculation based on each executive being terminated on the assumed change of control date at the end of 2006.
          Termination for Other Reasons. If the executive’s employment is terminated due to the executive’s death or disability, or by the executive other than for “good reason” or upon a “constructive termination”, CSX will make a lump sum cash payment to the executive equal to his or her (1) accrued pay and (2) “Highest Annual Bonus” pro-rated based on the number of days worked in the calendar year. If the executive’s employment is terminated by CSX for “cause”, CSX will pay the executive a lump sum cash payment of any unpaid portion of his or her annual base salary through the date of termination.

          Payment Triggers
          In the change in control employment agreements:
•	“Cause” generally refers to (1) the willful and continued failure of the executive to perform his or her duties to CSX or (2) the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to CSX.

•	“Disability” generally refers to the executive’s absence from duties for 180 consecutive business days as a result of total and permanent mental or physical illness.

•	“Good reason” generally refers to the occurrence of any of the following (except, in the case of a business combination subject to approval by the Surface Transportation Board, during the portion of the Employment Period prior to that agency’s final decision):
o	the assignment to the executive of duties inconsistent with, or a diminution of, his or her position, authority, duties or responsibilities;

o	any failure of CSX to comply with its compensation obligations during the Employment Period;

o	CSX requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before;

o	any purported termination by CSX of the executive’s employment other than as permitted by the change in control employment agreement; or

o	any failure of CSX to require a successor to assume the agreement.
Termination for “good reason” also includes the termination by the executive of his or her employment for any reason during a 30-day period following the date that is (1) one year after final approval by the Surface Transportation Board of a business combination subject to its approval or (2) six months after any other change in control.

•	“Constructive termination” applies in the case of a business combination subject to the approval of the Surface Transportation Board, and refers to the occurrence of any of the following during the portion of the Employment Period prior to that agency’s final decision:
o	the substantial diminution of the executive’s duties or responsibilities;

o	a reduction in compensation payable during the Employment Period (other than a reduction in incentive opportunities, benefits and perquisites where the executive’s peer executives suffer a comparable reduction);

o	CSX requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before; or

o	any purported termination by CSX of the executive’s employment other than for “cause.”
          Gross-up for excess parachute payments
          The change in control employment agreements provide that, if the payments and benefits provided to the executive in connection with a change in control are subject to the golden parachute excise tax imposed under Section 4999 of the Code (“Section 4999”), the executive will be entitled to a gross-up payment such that, after taking into account all income and excise taxes, the executive will receive the same after-tax amount that he or she would have received had no excise tax been imposed under Section 4999.
          Confidentiality
          Each of the change in control employment agreements requires the named executive officer to keep confidential any proprietary information or data relating to CSX and its affiliates. After termination of employment, an executive may not disclose confidential information without prior written permission from CSX.

          Executive Deferred Compensation Plan; Retirement Plans
          Each named executive officer has elected, under CSX’s EDCP, to receive a distribution of their entire balance upon a change in control, the value of which is provided on page 38 under the Nonqualified Deferred Compensation Table. As discussed on page 34 in the narrative accompanying the Pension Benefits Table, the Special Retirement Plan also contains certain change in control provisions.
Future Severance Benefits Policy
          The Board adopted a policy that limits severance benefits payable to “senior executives” (defined as those required to file reports subject to Section 16 of the Securities Exchange Act of 1934, as amended) under agreements entered into on or after January 1, 2005. The severance limitation policy provides that, unless otherwise approved by shareholders, cash benefits payable to a senior executive will be limited to 2.99 times the sum of (i) the senior executive’s annual base salary as in effect immediately prior to the date of the senior executive’s termination of employment plus (ii) the highest annualized bonus awarded to the senior executive by CSX in any of the three full fiscal years of CSX immediately preceding the fiscal year in which the senior executive’s termination of employment occurs. Certain types of benefits, such as the value of any accelerated vesting of any equity-based or long-term cash-based incentive awards, are not subject to the severance limitation policy.
Section 16(a) Beneficial Ownership Reporting Compliance
          The Securities Exchange Act of 1934 requires the Company’s executive officers and directors and any persons owning more than 10 percent of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions which occurred during fiscal 2006.
Report of the Audit Committee
          The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm, as required by Independence Standards Board Standard No. 1. The Committee has discussed Ernst &Young’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006.
Audit Committee
Edward J. Kelly, III, Chair
Donna M. Alvarado
Elizabeth E. Bailey
Robert D. Kunisch
William C. Richardson
Jacksonville, Florida
February 13, 2007

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
          The following table sets forth, as of March 14, 2007, the beneficial ownership of the Company’s common stock by each of the executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5 percent of the Company’s common stock, and by all current executive officers and directors of the Company as a group. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the Company’s directors and executive officers is CSX Corporation, 500 Water Street, Jacksonville, FL 32202.

Amount and Nature of Beneficial Ownership
		Shares for which
	Shares	Beneficial Ownership	Total	Percent
	Beneficially	can be Acquired	Beneficial	of
Name of Beneficial Owner [1]	Owned	within 60 Days[2]	Ownership	Class[3]
Donna M. Alvarado	5,410		5,410	*
Elizabeth E. Bailey	53,424	20,000	73,424	*
Sen. John B. Breaux	14,638		14,638	*
Steven T. Halverson	5,411		5,411	*
Edward J. Kelly, III	29,912		29,912	*
Robert D. Kunisch[4]	74,363	20,000	94,363	*
Southwood J. Morcott	69,392	20,000	89,392	*
David M. Ratcliffe	28,749		28,749	*
William C. Richardson	46,479	20,000	66,479	*
Frank S. Royal	60,478	20,000	80,478	*
Donald J. Shepard	37,228		37,228	*

Michael J. Ward[5]	495,853	836,666	1,332,519	*
Ellen M. Fitzsimmons[5]	109,972	81,000	190,972	*
Clarence W. Gooden[5]	176,200	20,000	196,200	*
Tony L. Ingram[5]	179,368		179,368	*
Oscar Munoz[5]	151,198	166,668	317,866	*

Executive officers as a group	1,598,796	1,268,586	2,867,382	*
(a total of 7 including those named above and all directors and nominees)

The TCW Group, Inc.	23,113,223			5.3%
865 South Figueroa Street Los Angeles, CA 90017

1.	Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and also have investment power except with respect to certain shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of February 28, 2007.

2.	Represents shares under options exercisable within 60 days.

3.	Based on 438,072,572 shares outstanding on March 14, 2007, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

4.	Mr. Kunisch’s ownership includes 2,028 shares of stock held in a limited partnership in which Mr. Kunisch owns an interest.

5.	The ownership of Mr. Ward includes 125,716 shares owned by his wife. The ownership of Mr. Gooden includes 34,000 restricted shares of stock granted under the Omnibus Plan and 54,758 shares held in a family member’s trust over which he has voting and investment power. The ownership of Mr. Ingram includes 20,000 restricted shares of stock granted under the Omnibus Plan. The ownership of Mr. Munoz includes 20,000 restricted shares of stock granted under the Omnibus Plan. The ownership of Ms. Fitzsimmons includes 54,620 restricted shares of stock granted under the Omnibus Plan.

Equity Compensation Plan Information
     The following table sets forth information about the Company’s equity compensation plans as of December 29, 2006:

	Number of securities to be		Number of securities
	issued upon exercise of	Weighted-average exercise	remaining available for
	outstanding options,	price of outstanding	future issuance under
	warrants	options,	equity
Plan category	and rights (000s)	warrants and rights	compensation plans(000s)[1,2]
Equity compensation plans approved by security holders	18,691	$19.06	13,385
Equity compensation plans not approved by security holders	729	$22.45	—
Total	19,420		13,385

1.	The number of shares remaining available for future issuance under plans approved by shareholders includes 1,115,020 shares available for stock option grants, payment of director compensation and stock grants pursuant to the CSX Stock Plan for Directors; and 12,269,516 shares available for grant in the form of stock options, performance units, restricted stock, stock appreciation rights and stock awards pursuant to the Omnibus Plan.

2.	The 1990 Stock Award Plan (“1990 Plan”) is the only CSX equity compensation plan that has not been approved by shareholders. The 1990 Plan became effective September 12, 1990. Its purpose is to further the long term stability and financial success of CSX by rewarding selected meritorious employees with awards of Company stock. Each stock award and stock option grant under the 1990 Plan must be approved or ratified by the Board.

Item 2: Ratification of Independent Registered Public Accounting Firm
          The Audit Committee of the Board appointed the firm of Ernst & Young LLP as Independent Registered Public Accounting Firm (the “Independent Auditors”) to audit and report on CSX’s financial statements for the fiscal year 2007. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.
          Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.
Fees Paid to Independent Registered Public Accounting Firm
          Ernst & Young LLP served as the Independent Auditors for the Company in 2006. Approximate fees paid to Ernst & Young LLP are as follows:

	2006	2005*
Audit Fees:	$2,492,000	$2,768,000
Include fees associated with the integrated audit, testing internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attestation services related to regulatory filings.

Audit Related Fees:	$230,000	$234,000
Principally include audits of employee benefit plans and subsidiary audits.

Tax Fees:	$248,000	$4,000
Include fees for tax compliance, expatriate tax compliance, tax advice and tax planning.

All Other Fees:	$29,000	$9,000
Include fees for a subscription to an accounting research tool. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst &Young’s independent status.

*	2005 fees were adjusted from prior year disclosure to reflect final billing of 2005 audit services.
Pre-Approval Policies and Procedures
          The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services.
The Board of Directors unanimously recommends that the shareholders vote “FOR” this proposal.

SHAREHOLDER PROPOSALS
          Items 3, 4, 5 and 6 have been proposed by shareholders. For the reasons set forth below, the Board of Directors recommends a vote AGAINST each of these Items. Shareholders should be aware that, even if approved, their proposals are not binding on the Board. Although the Board will consider the shareholders’ wishes as expressed at the Meeting, one or more of the proposals might not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its shareholders.
Item 3: Shareholder Proposal Regarding Executive Compensation
The following shareholder proposal has been submitted to the Company by Mary F. Morse:
PROPOSAL
          I, Mary F. Morse, owner of $2000.00 or more in Company stock, propose that the remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, plus any nominal perks. This program is to be applied after any existing programs now in force for options, bonuses, SAR’s, etc., have been completed, and severance contracts should be discontinued, as they are also a part of remuneration programs.
          This proposal does not affect any other personnel in the company and their remuneration programs.
REASONS
          The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant life-style.
          Throughout Corporate history, only a few persons whom have created a corporation now remain in Management. Some descendents have inherited top positions, while most have attained them through recommendations, ability, or influence, not necessarily providing increased earnings for a company. These come from the product or services, its public acceptance, advertising and the workforce.
          Due to an unfair removal of the word: “Against” since about Year 1975, and ONLY in the “Vote for Directors” column, Management nominees for that position are rarely defeated, as receiving only as little as one vote guarantees election, and in turn, Directors re-elect management and reward them. The term was devised and incorporated in 6 or 8 states of high company registrations as a state and corporate “Rule”. “Right of Dissent” is denied, and shareowners may not vote “No” or “Against” and be counted as such. This unfairness has yet to be corrected by the Commission as requested.
          The Ford Motor Company reinstated “Against” several years ago, showing the American Way of proper corporate proxies presentations. Exxon-Mobil has reverted to a majority vote for election of Directors, a fine decision for shareowners !
          Thank you, and please vote “YES” for this Proposal. It is for YOUR benefit !
CSX MANAGEMENT RESPONSE
          The Board of Directors recommends a vote against this proposal because it believes that arbitrary limitations on executive compensation are not in the best interests of the Company or its shareholders.
          The Compensation Committee, which is composed entirely of independent directors, is responsible for setting and administering the Company’s compensation philosophy, objectives and policies and for establishing and administering compensation plans and programs for executive officers of the Company. The Board and the Compensation Committee strongly support the concept of performance-based executive compensation arrangements that are designed to create long-term corporate and shareholder value and are market competitive.

That concept is embodied in the Company’s compensation philosophy and practices as discussed in the Compensation Discussion and Analysis section of the Proxy Statement.
          The Board of Directors believes that the proposal set forth above, if implemented, would put the Company at a competitive disadvantage in attracting, retaining and rewarding qualified executives. The proposal, if implemented, would limit the Compensation Committee’s flexibility to design employment and incentive arrangements that address the specific facts and circumstances of each executive’s situation. The Board believes that in order for the Company to attract and retain qualified executives, it must have the flexibility to tailor compensation packages, including options, stock appreciation rights and severance arrangements, to meet the needs of the Company and its executives. Further, the Board believes that it should offer comprehensive compensation packages that are competitive with those of other companies that compete with the Company for executive talent. If this proposal was implemented, the Company would not be able to offer compensation agreements similar to those offered by competitors who would not be burdened by the limitations imposed by this proposal.
For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 3.
Item 4: Shareholder Proposal Regarding Majority Vote
The following shareholder proposal has been submitted to the Company by the International Brotherhood of Teamsters:
RESOLVED: That the shareholders of CSX Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of Board seats.
SUPPORTING STATEMENT: To provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that nominees receive a majority of the votes cast to be elected. The standard is well suited for the majority of director elections in which only Board nominated candidates are on the ballot.
A majority vote standard in Board elections establishes a challenging vote standard for Board nominees and improves the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, nominees for the Board can be elected with as little as a single affirmative vote, even if most of the votes cast are “withheld” from the nominees. In 2004, nearly 22 percent of shareholders withheld their vote from Mr. David Ratcliffe, a significant vote of no confidence, yet even if 85 percent of shareholders had withheld support, Mr. Ratcliffe would still have been elected under the current system.
In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Burlington Northern Santa Fe, Dell, Motorola, and Supervalu, have adopted a majority vote standard in company bylaws. Additionally, these companies adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for Board consideration should they receive more “withhold” votes than “for” votes. These resignation policies coupled with the continued use of plurality vote standards, are an inadequate response to the call for adopting a majority vote standard.
The establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in our Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the Board a framework to address the status of director nominees who fail to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the Board an important post-election role in determining the continued status of unelected directors.
We urge shareholders to vote FOR a majority vote standard.
CSX MANAGEMENT RESPONSE
          The Board of Directors recommends a vote against this proposal because it believes that the existing plurality vote standard together with the recently adopted post-election director resignation governance policy (“Policy”) provides a better structure for addressing the concerns reflected by the proposal. The Board believes that the Policy, which is set forth in our Corporate Governance Guidelines, is effective in enhancing the shareholder role in the director election process without placing undue limitations on the Board’s judgment in addressing the circumstances giving rise to a majority of votes withheld.
          As summarized in our Corporate Governance Guidelines, our Policy provides:
          In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote. The Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Corporation press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.
          The Board believes that our Policy provides our shareholders greater input than they would have under a pure plurality standard. However, it also retains for the Board the ability to exercise its judgment on a case-by-case basis. The Board believes that this is in the best interest of all shareholders. For example, Virginia law states that each incumbent director serves until a successor is elected and qualified or until there is a decrease in the number of directors, if any. Under the proposal, any incumbent director who did not receive a majority of votes cast at an annual meeting of shareholders could nonetheless continue to serve as a director until his or her successor is elected by a subsequent vote of shareholders. However, our Policy addresses this concern by providing that a director nominee who receives a majority of votes withheld from his or her election will tender his or her resignation. This then allows the Governance Committee and the Board of Directors to assess fully whether to: (i) appoint a successor, (ii) incur the expenses of a special meeting of shareholders to elect a replacement, or (iii) permit the director to remain in office. The last alternative may be appropriate if the Board believes the underlying shareholder concerns are better addressed in another manner or if required to meet the listing standards of the NYSE. As a company listed on the NYSE, the Company must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. The failure to elect a particular nominee, depending on the independence and qualifications of the remaining directors, could impair the Company’s ability to comply with those listing standards.
          In addition, the Board realizes that such majority vote standard proposals have been the subject of considerable current debate among corporate governance experts. There is significant disagreement and uncertainty concerning the consequences of adopting such a proposal and the exact form that such a proposal should take, if adopted. In fact, in June 2006, the American Bar Association’s Committee on Corporate Laws made official its decision to retain the default system of plurality voting in the ABA’s Model Business Corporation Act, to which lawmakers in many states refer in drafting state corporate laws. Given the practical issues raised by implementation of the majority voting concept, the ABA Committee concluded that it would be “unwise to change the statutory plurality default rule” to a majority vote standard. The Board is also cautious about making a fundamental change to our corporate governance system that already has helped the Company deliver superior performance to its shareholders in recent years.
     The Board of Directors does not believe that electing directors under a different standard would result in a more effective Board, nor does the proponent assert that our Board has not acted in the best interest of its shareholders. The Company’s shareholders have a history of electing strong and independent Boards, not only by a plurality, but also by a substantial majority of votes cast.
For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 4.
Item 5: Shareholder Proposal Regarding Severance Agreements
The following shareholder proposal has been submitted to the Company by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund:
RESOLVED: that the shareholders of the CSX Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.
“Severance agreements” include any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.
“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.
SUPPORTING STATEMENT
          In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general. According to The Corporate Library, CEO Michael J. Ward received $22,686,292 in total compensation from our Company last year (2005). The Institutional Shareholder Services (ISS) survey of 16 shareholder proposals to restrict golden parachutes in 2006 showed they averaged 51.2% of the vote and obtained majority support at six companies.
We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.
For those reasons, we urge shareholders to vote FOR this proposal.
CSX MANAGEMENT RESPONSE
          The Board of Directors of the Company already has voluntarily adopted a Policy Regarding Shareholder Approval of Severance Agreements (the “Policy”) effective as of January 1, 2005. The Board believes that the Policy is appropriately tailored to meet the needs of the Company and its shareholders. In addition, all compensation agreements with senior executives are reviewed and approved by the Compensation Committee, which is comprised entirely of independent directors.
          Under the Policy, the Company will not enter into any future severance agreements with specified executives if the amount of the “severance benefits” to be paid to such executive would be greater than 2.99 times the sum of the executive’s annual base salary and the highest bonus awarded the executive in any of the prior three fiscal years, unless such agreement is approved by a vote of the Company’s shareholders. The Policy covers agreements entered into on or after January 1, 2005, and material modifications to those agreements that increase benefits. A copy of the Policy was filed with the SEC as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 6, 2005 and is available at www.sec.gov.
          The Policy, as in effect, excludes from the 2.99 limit certain arrangements that would be covered by the proposal. The Board believes, however, that the Policy allows the Company to retain its executives and recruit other qualified executives by providing greater flexibility, within certain limits, to tailor compensation packages, including severance arrangements, to meet the needs of the Company, its executives and prospective executives, and be able to offer severance agreements similar to those offered by competitors for executive talent who would not be burdened by the limitations imposed by the proposal set forth above. The Board also retains the ability to respond to changing circumstances by amending, waiving, or cancelling this Policy at any time if it determines that it would be in the best interests of the Company to do so.
          In contrast to the Policy, the proposal calls for a general policy to be implemented without taking into account the Board of Directors’ judgment or the specific needs of the Company.
For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 5.
Item 6: Shareholder Proposal Regarding Special Shareholder Meetings
          The following shareholder proposal has been submitted to the Company by Victor Rossi:
          RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.
          Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.
          Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.
          Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meetings rights into account when assigning company ratings. This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.
          It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported:
•	There were too many active CEOs on our board with 4 — Over-commitment concern.

•	We had no Independent Chairman.

•	CEO pay was $23 million in one year.

•	Plus there were concerns with our Lead Director, Mr. Richardson, who had:
1)	14-years director tenure — Independence concern.

2)	Served on 4 boards — Over-commitment concern.
•	Our directors still had a $1 million gift program — Independence concern.

• Mr. Ratcliffe was rated a “problem director” due to involvement with Mississippi Chemical Corporation’s board, which filed for Chapter 11 Bankruptcy.
•	Our directors also served on 5 boards rated D by The Corporate Library:

1) Ms. Bailey	Altria (MO)	D-rated
2) Mr. Morcott	Johnson Controls (JCI)	D-rated
	Navistar (NAV)	D-rated
3) Mr. Richardson	Bank of New York (BK)	D-rated
4) Mr. Royal	Sun Trust Banks (STI)	D-rated
•	Our long-tenured directors with 16 or 17 years each (triggering independence concerns) included:
Ms. Bailey
Mr. Morcott
Mr. Kunisch (Also chaired our key Nomination Committee)
          The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to enable shareholders to call for:
Special Shareholder Meetings
Yes on 6
CSX MANAGEMENT RESPONSE
          Under our bylaws, a special meeting of shareholders may be called at any time by a majority of the Board of Directors or the Chairman of the Board. A small minority of shareholders should not be able to call an unlimited number of special meetings for any reason and impose its agenda on the majority of shareholders and the Company. The Board believes that this special right should not be available to a minority of shareholders, particularly since shareholders already have an opportunity to bring matters before shareholder meetings on an annual basis. Calling special meetings of shareholders is not a matter to be taken lightly, and should be for extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.
          Enabling a small minority of shareholders to call special meetings could impose substantial administrative and financial burdens on the Company, and significantly disrupt the conduct of the Company’s business. For a company with as many shareholders as CSX, a special meeting of shareholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. The current bylaw provision is an appropriate corporate governance provision for a company of our size because it allows the directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareholders to convene a special meeting.
For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 6.

          Promptly upon receiving an oral or written request from a shareholder, the Company will provide to such shareholder the addresses, and numbers of shares held by each of the shareholders who have made the preceding shareholder proposals. Requests for this information should be directed to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202, (904) 366-4242.
March 30, 2007
By Order of the Board of Directors
Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate Secretary

TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on Wednesday, May 2, 2007, at 10:00 a.m. (EDT), at The Westin Indianapolis, 50 S. Capitol Ave., Indianapolis, Indiana. If you would like to attend the meeting, please mark the “Will attend meeting” box that appears on the reverse and mail in the enclosed postage-paid envelope. If you are voting by internet or telephone, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting registration desk between 8:00 a.m. and 10:00 a.m. on the morning of the Meeting.
TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please check the appropriate box on the reverse. Selecting this option means that you will no longer receive a printed copy of the CSX Corporation Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the website where the Annual Report and Proxy Statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce costs. You may cancel your enrollment in this process at any time by sending written notification to The Bank of New York, Receive and Deliver Department, P.O. Box 11002, New York, NY 10286-1002.
TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT ONLINE: Please visit our website:
http://www.csx.com/?fuseaction=investors.main
TO VOTE: Regardless of whether or not you plan to attend the Annual Meeting of Shareholders, it is important that your shares are represented, no matter how many shares you own. Listed on the reverse are instructions on how to vote for the election of directors and all other proposals. You may cast your vote via telephone, over the Internet, or by mail.
PLEASE SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE!
TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on May 2, 2007
The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, and each of them, as proxies, with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2007, at 10:00 a.m. (EDT), at The Westin Indianapolis, 50 S. Capitol Ave., Indianapolis, Indiana, and at all adjournments or postponements thereof, and authorizes them to represent and to vote all stock of the undersigned on the following proposals as directed and, in their discretion, upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by CSX Corporation, voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern time on April 26, 2007. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareholders or any adjournment or postponement thereof.
By making the “Consents to internet access of future proxy materials” box on the reverse, I consent to future access of the Annual Report and Proxy Statement electronically via the internet. I understand that CSX may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting CSX’s transfer agent, The Bank of New York, and that costs such as telephone and internet access charges will be my responsibility.
(To be signed on the other side of this form if voting by mail, or follow the instructions to vote via the internet or by telephone)

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of CSX Corporation
Common Stock for the upcoming Annual Meeting of Shareholders
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone — Call toll-free from the U.S. or Canada at 1-866-776-5676, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1343. Please follow the simple instructions provided. You will be required to provide the unique control number indicated below.
OR
2.	Vote by Internet — Please access https://www.proxyvotenow.com/csx, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number indicated below.

You may vote by telephone or internet 24 hours a day, 7 days a week. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
3.	Vote by Mail — To vote by mail, please sign, date and return the proxy card in the envelope provided, or mail to: CSX Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.
TO VOTE BY MAIL PLEASE MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS: ☒
PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1 AND 2
1.	Election of Directors

01 — D. M. Alvarado	07 — S. J. Morcott
02 — E. E. Bailey	08 — D. M. Ratcliffe
03 — Sen. J. B. Breaux	09 — W. C. Richardson
04 — S. T. Halverson	10 — F. S. Royal, M.D.
05 — E. J. Kelly, III	11 — D. J. Shepard
06 — R. D. Kunisch	12 — M. J. Ward

FOR ALL	☐	WITHHOLD FROM ALL	☐	FOR WITH EXCEPTION(S)	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR WITH EXCEPTIONS” box and write the number of the excepted nominee(s) in the space provided below:

		FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young as Independent Public Accounting Firm for 2007	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” ITEMS 3, 4, 5, AND 6

		FOR	AGAINST	ABSTAIN
3.	Shareholder Proposal Regarding Executive Compensation	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	Shareholder Proposal Regarding Majority Voting	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Shareholder Proposal Regarding Severance Agreements	☐	☐	☐

		FOR	AGAINST	ABSTAIN
6.	Shareholder Proposal Regarding Special Shareholder Meetings	☐	☐	☐

	Address change (make correction below)	☐

	Will attend meeting	☐

	Consents to internet access of future proxy materials	☐

Dated:	, 2007

Signature

Signature

Title

Note: Please sign exactly as the name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by authorized person.